Filed Pursuant to Rule 424(B)(3)
Registration Nos. 333-230662,
333-230662-01,
333-230662-02,
333-230662-03,
333-230662-04,
333-230662-05,
333-230662-06

PROSPECTUS

Anheuser-Busch Companies, LLC

Anheuser-Busch InBev Worldwide Inc.

Offers to Exchange

All Outstanding Notes of the Series Specified Below

which have been registered under the Securities Act of 1933

For Any and All Outstanding Unregistered

Notes of the Series Specified Below

Expiration Date: 12:00 p.m., New York City Time, 13 May 2019, unless extended

We are conducting these exchange offers (each, an “Exchange Offer” and, collectively, the “Exchange Offers”) in order to provide you with an opportunity to exchange your unregistered notes for notes that have been registered under the Securities Act.

The Exchange Offers

•

We will exchange all outstanding Old Notes that are validly tendered (and not validly withdrawn) and accepted notes for an equal principal amount of New Notes that are registered under the Securities Act.

•	You may withdraw tenders of Old Notes at any time prior to the expiration date of the Exchange Offers.

•	The exchange offer for Old Notes is expected to settle on 15 May 2019, unless extended (such date, the “Settlement Date”).

Aggregate Principal Amount	Title of Series of Unregistered Notes Issued by ABC and ABIWW to be Exchanged (collectively, the “Old Notes”)	CUSIP/ISIN No.	Title of Series of Registered Notes to be Issued by ABC & ABIWW (collectively, the “New Notes”)
$9,542,514,000	4.900% Notes due 2046	03522A AF7 U00323 AF9	4.900% Notes due 2046
$5,385,495,000	4.700% Notes due 2036	03522A AE0 U00323 AE2	4.700% Notes due 2036
$8,555,163,000	3.650% Notes due 2026	03522A AD2 U00323 AD4	3.650% Notes due 2026

The terms of the New Notes to be issued in the Exchange Offers are identical in all material respects to the Old Notes, except that the New Notes will be registered under the Securities Act and will not be subject to transfer restrictions or registration rights. The New Notes will have the same financial terms and covenants as the Old Notes, and are subject to the same business and financial risks.

All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Old Notes and in the Indenture (as defined herein). In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the Exchange Offers, we do not currently anticipate that we will register the Old Notes under the Securities Act.

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days commencing on the day the Exchange Offers are consummated (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus) we will make available a prospectus meeting the requirements of the Securities Act for use by broker-dealers in connection with any such resale.

The Exchange Offers are not being made to, nor will we accept exchanges from, holders of any Old Notes in any jurisdiction in which the Exchange Offers or the acceptance thereof would violate the securities or blue sky laws of such jurisdiction or require the registration or qualification of the securities under the securities laws of such jurisdiction. We are not making an offer to sell the New Notes in any jurisdiction where an offer or sale is not permitted.

For a more detailed description of the New Notes, see “Description of the New Notes and Guarantees” beginning on page 30.

See “Risk Factors” beginning on page 12 for a discussion of certain risks you should consider before participating in the exchange offers. Additionally, see the “Risk Factors” in our 2018 Annual Report on Form 20-F for the fiscal year ended 31 December 2018, which are incorporated by reference herein, to read about factors you should consider before investing in the New Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is 15 April 2019.

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ABOUT THIS PROSPECTUS

In this prospectus, references to “AB InBev,” “we,” “us,” “our” and “AB InBev Group” are to, as the context otherwise requires, Anheuser-Busch InBev SA/NV, a Belgian public limited liability company (société anonyme/naamloze vennootschap), and the group of companies owned and/or controlled by AB InBev, including the obligors under the Old Notes and the New Notes.

Further, in this prospectus, references to:

•	“Parent Guarantor” are to AB InBev;

•	“Issuer” or “Issuers” are to Anheuser-Busch Companies, LLC and Anheuser-Busch InBev Worldwide Inc., or either of them, as the context requires;

•	“Subsidiary Guarantors” are to Anheuser-Busch InBev Finance Inc., Brandbev S.à r.l., Brandbrew S.A. and Cobrew NV; and

•	“Guarantors” are to the Parent Guarantor and the Subsidiary Guarantors.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. We managers take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”). Prior to making any decision with respect to the Exchange Offers, you should read this prospectus and any prospectus supplement, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

References in this prospectus to “$”, “US$”, “USD” and “U.S. dollars” are to the lawful currency of the United States of America. References to “€” or “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. References to “GAAP” mean generally accepted accounting principles.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

There are statements in this prospectus and the documents incorporated by reference herein, such as statements that include the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “anticipate”, “estimate”, “project”, “may”, “might”, “could”, “believe”, “expect”, “plan”, “potential” or similar expressions that are forward-looking statements. These statements are subject to certain risks and uncertainties. Actual results may differ materially from those suggested by these statements due to, among others, the risks or uncertainties listed below.

These forward-looking statements are not guarantees of future performance. Rather, they are based on current views and assumptions and involve known and unknown risks, uncertainties and other factors, many of which are outside our control and are difficult to predict, that may cause actual results or developments to differ materially from any future results or developments expressed or implied by the forward-looking statements.

Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the risks and uncertainties detailed in our periodic public filings with the SEC, including those discussed under the sections entitled “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended 31 December 2018 as well as factors contained or incorporated by reference into such documents and in our subsequent filings with the SEC.

Subject to our obligations under applicable law in relation to disclosure and ongoing information, we disclaim any intent or obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports and other information with the SEC. You may read and copy any document that we file through the Electronic Data Gathering, Analysis and Retrieval system through the SEC’s website on the Internet at http://www.sec.gov. Any other information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement and constitutes a prospectus of AB InBev. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above. The SEC allows us to “incorporate by reference” information into this prospectus. This means we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this prospectus, except for any information superseded by information in this prospectus. In addition, any later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information, including about us.

You should rely only on the information contained in this prospectus or that we have referred to you. We have not authorized anyone to provide you with any additional information. This prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this prospectus is accurate as of any date other than such date.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until we complete the Exchange Offers (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

1.	Annual Report on Form 20-F for the fiscal year ended 31 December 2018, which was filed with the SEC on 22 March 2019; and

2.	Current Report on Form 6-K filed with the SEC on 22 March 2019, regarding the convening notice for the annual shareholders’ meeting.

To the extent this prospectus, or the documents or information incorporated by reference into this prospectus, contains references to our Internet website, the information on such website does not constitute a part of, and is not incorporated by reference into, this prospectus.

Documents incorporated by reference are available from the SEC as described above or from us without charge, or from the information agent, excluding exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. The information agent may be contacted at the address set forth on the back cover of this prospectus. You may request a copy of this prospectus and any of the documents incorporated by reference into this prospectus or other information concerning us, without charge, upon written or oral request. You should direct your requests to Anheuser-Busch InBev SA/NV, Brouwerijplein 1, 3000 Leuven, Belgium (telephone: +32 (0)1 627 6111) (website: http://www.ab-inbev.com).

To receive timely delivery of the documents prior to the Expiration Date, you should make your request no later than five business days before the date you must make your investment decision, or 6 May 2019.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

SUMMARY

This summary provides an overview of selected information. Because this is only a summary, it may not contain all of the information that may be important to you in understanding the Exchange Offers. You should carefully read this entire prospectus, including the section entitled “Risk Factors”. Additionally, see the section entitled “Risk Factors” in our 2018 Annual Report on Form 20-F for the fiscal year ended 31 December 2018 as well as the information incorporated by reference in this prospectus. See the section of this prospectus entitled “Where You Can Find More Information.”

AB InBev

We are the world’s largest brewer by volume and one of the world’s top five consumer products companies. Our Dream is to bring people together for a better world. Beer, the original social network, has been bringing people together for thousands of years. We are committed to building great brands that stand the test of time and to brewing the best beers using the finest natural ingredients. Our diverse portfolio of well over 500 beer brands includes global brands Budweiser®, Corona® and Stella Artois®; multi-country brands Beck’s®, Castle®, Castle Lite®, Hoegaarden® and Leffe®; and local champions such as Aguila®, Antarctica®, Bud Light®, Brahma®, Cass®, Cristal®, Harbin®, Jupiler®, Michelob Ultra®, Modelo Especial®, Quilmes®, Victoria®, Sedrin®, and Skol®. Our brewing heritage dates back more than 600 years, spanning continents and generations. From our European roots at the Den Hoorn brewery in Leuven, Belgium. To the pioneering spirit of the Anheuser & Co brewery in St. Louis, US. To the creation of the Castle Brewery in South Africa during the Johannesburg gold rush. To Bohemia, the first brewery in Brazil. Geographically diversified with a balanced exposure to developed and developing markets, we leverage the collective strengths of approximately 175,000 employees based in nearly 50 countries worldwide. For 2018, AB InBev’s reported revenue was USD 54.6 billion.

AB InBev is a publicly traded company, listed on Euronext Brussels, with secondary listings on the Bolsa Mexicana de Valores and the Johannesburg Stock Exchange. AB InBev American Depositary Shares representing rights to receive AB InBev ordinary shares are listed and trade on the New York Stock Exchange (“NYSE”) under the symbol BUD.

AB InBev was incorporated on 3 March 2016 for an unlimited duration under the laws of Belgium under the original name Newbelco SA/NV, and is the successor entity to Anheuser-Busch InBev SA/NV, which was incorporated on 2 August 1977 for an unlimited duration under the laws of Belgium under the original name BEMES. It has the legal form of a public limited liability company (société anonyme/naamloze vennootschap). Its registered office is located at Grand Place/Grote Markt 1, 1000 Brussels, Belgium, and it is registered with the Register of Legal Entities of Brussels under the number 0417.497.106. AB InBev’s global headquarters are located at Brouwerijplein 1, 3000 Leuven, Belgium (tel.: +32 16 27 61 11).

The Issuers and the Subsidiary Guarantors

Anheuser-Busch InBev Worldwide Inc. was incorporated on 9 July 2008 under the name of InBev Worldwide S.à r.l. as a private limited liability company (société à responsabilité limitée) under the Luxembourg Act dated 10 August 1915 on commercial companies, as amended. On 19 November 2008, InBev Worldwide S.à r.l. was domesticated as a corporation in the State of Delaware in accordance with Section 388 of the Delaware General Corporation Law and, in connection with such domestication, changed its name to Anheuser-Busch InBev Worldwide Inc. Anheuser-Busch InBev Worldwide Inc. complies with the laws and regulations of the State of Delaware regarding corporate governance. Anheuser-Busch InBev Worldwide Inc.’s registered office is located at 1209 Orange Street, Wilmington, Delaware 19801.

Anheuser-Busch Companies, LLC is a Delaware limited liability company that was organized in 2011 by statutory conversion of Anheuser-Busch Companies, Inc. into a limited liability company. Anheuser-Busch

Companies, Inc. was originally incorporated in 1979 as the holding company of Anheuser-Busch, Incorporated (now, Anheuser-Busch, LLC). Anheuser-Busch Companies, LLC’s principal place of business is One Busch Place, St. Louis, MO 63118, telephone number +1 314 577 2000

Each of Brandbrew S.A., Brandbev S.à r.l., Cobrew NV and Anheuser-Busch InBev Finance Inc., which are direct or indirect subsidiaries of Anheuser-Busch InBev SA/NV, will, along with Anheuser-Busch InBev SA/NV, jointly and severally guarantee the New Notes, on an unconditional, full and irrevocable basis, subject to certain limitations described in “Description of the New Notes and Guarantees”.

Amendments and Supplements

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained herein. You should read this prospectus and any prospectus supplement, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

Risk Factors

An investment in the New Notes involves risks that a potential investor should carefully evaluate prior to making such an investment. See “Risk Factors” beginning on page 12 of this prospectus. Additionally, see the sections entitled “Risk Factors” in our 2018 Annual Report on Form 20-F for the fiscal year ended 31 December 2018 as well as factors contained or incorporated by reference into such documents and in our subsequent filings with the SEC.

The Exchange Offers

Offerors	Anheuser-Busch Companies, LLC and Anheuser-Busch InBev Worldwide Inc. (the “Issuers”)

General	In November 2018, the Issuers issued $9,542,514,000 principal amount of 4.900% notes due 2046 (the “Old 2046 Notes”), $5,385,495,000 principal amount of 4.700% notes due 2036 (the “Old 2036 Notes”) and $8,555,163,000 aggregate principal amount of 3.650% Notes due 2026 (the “Old 2026 Notes” and, together with the Old 2046 Notes and the Old 2036 Notes, the “Old Notes”). On 13 November 2018, Anheuser-Busch InBev SA/NV, Anheuser-Busch Companies, LLC, Anheuser-Busch InBev Worldwide Inc. and certain subsidiary guarantors entered into a registration rights agreement, which we refer to as the “Registration Rights Agreement”, with the initial purchasers of the Old Notes, for the benefit of the holders of the Old Notes, under which we are required to use commercially reasonable efforts to complete an offer to exchange the Old Notes for a new series of notes identical in all material respect and registered under the Securities Act of 1933 or have one or more shelf registration statements in respect of the Old Notes declared effective, prior to 14 October 2019. We are making the Exchange Offers (as defined below) to satisfy our obligations under the Registration Rights Agreement.

The Exchange Offer	We are offering $9,542,514,000 principal amount of 4.900% Notes due 2046, $5,385,495,000 principal amount of 4.700% notes due 2036 and $8,555,163,000 aggregate principal amount of 3.650% Notes due 2026, all of which have been registered under the Securities Act of 1933, as amended (“Securities Act”), for any and all $9,542,514,000 principal amount of 4.900% Notes due 2046, $5,385,495,000 principal amount of 4.700% notes due 2036 issued and $8,555,163,000 aggregate principal amount of 3.650% Notes due 2026, issued on 13 November 2018, respectively.

We refer to the above offer as the “Exchange Offers”. Additionally, we refer to the series of notes described above that are being offered in exchange for the Old Notes pursuant to the Exchange Offers as the “New Notes”. In this prospectus we sometimes refer to the New Notes and the Old Notes together as the “notes”.

In order to exchange an Old Note, you must follow the required procedures and we must accept the Old Note for exchange. We will exchange all Old Notes validly offered for exchange, or “tendered”, and not validly withdrawn.

Accrued and Unpaid Interest	The New Notes will bear interest from the most recent date on which interest has been paid on the corresponding Old Notes. If your Old Notes are accepted for exchange, you will receive interest on the corresponding New Notes and not on the Old Notes. Any Old Notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Expiration Date	The Exchange Offers will each expire at 12:00 p.m., New York City time, on 13 May 2019, or a later date and time to which we extend it.

Conditions to the Exchange Offers	The Exchange Offers are subject to customary conditions described in “The Exchange Offers — Conditions to the Exchange Offers”, including, among other things, the condition that no stop order has been issued for the registration statement of which this prospectus forms a part, or any proceedings for that purpose, and that there shall not have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs.

Procedures for Participation in the Exchange Offer	If you wish to accept the Exchange Offers, the following must be delivered to the exchange agent identified below:

• your Old Notes by timely confirmation of book-entry transfer through The Depository Trust Company, or “DTC”;

•  an agent’s message from DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the Exchange Offers as described in “The Exchange Offers—Terms of the Exchange Offers”; and

• all other documents required by the letter of transmittal.

These actions must be completed before the Expiration Date.

You must comply with DTC’s standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

If you are a beneficial owner of New Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your Old Notes in order to participate in the Exchange Offers, you should contact your intermediary entity promptly and instruct it to tender the Old Notes on your behalf. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offers a number of days before the Expiration Date in order for such entity to tender Old Notes on your behalf at or prior to the Expiration Date in accordance with the terms of the Exchange Offers. See “The Exchange Offers — Procedures for Tendering Old Notes”.

If you are a beneficial owner of Old Notes through Euroclear or Clearstream Luxembourg (each as defined herein) and wish to tender your Old Notes, you must instruct Euroclear or Clearstream Luxembourg, as the case may be, to block the account in respect of the tendered Old Notes in accordance with the procedures established by Euroclear or Clearstream Luxembourg. You are encouraged to contact Euroclear or Clearstream Luxembourg directly to ascertain their procedures for tendering Old Notes.

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are available in connection with the Exchange Offers. You must tender your Old Notes by the Expiration Date in order to participate in the Exchange Offers.

Withdrawal and Revocation	Tenders of Old Notes may be validly withdrawn at any time prior to the Expiration Date.

Following the Expiration Date, tenders of Old Notes may not be withdrawn. In the event of termination of the Exchange Offers, the Old Notes tendered pursuant to the Exchange Offers will be promptly returned to the tendering holders. See “The Exchange Offers—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes

Subject to the satisfaction or, where permitted, waiver of the conditions to the Exchange Offers, the Issuers will accept for exchange any and all Old Notes that are validly tendered prior to the Expiration Date and not validly withdrawn (provided that the tender of Old Notes will only be accepted in the minimum denominations and integral multiples noted above). All Old Notes exchanged will be retired and cancelled.

The New Notes issued pursuant to the Exchange Offers will be issued and delivered through the facilities of DTC promptly on the Settlement Date. See “The Exchange Offers—Acceptance of Old Notes for Exchange; New Notes.”

Absence of Dissenters’ Rights of Appraisal	You do not have dissenters’ rights of appraisal with respect to the Exchange Offers. See “The Exchange Offers—Absence of Dissenters’ Rights of Appraisal”.

U.S. Federal Income Tax Considerations	The exchange of Old Notes for New Notes pursuant to the Exchange Offers will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Resale of New Notes

Based on interpretive letters of the Securities and Exchange Commission, or “SEC”, staff to third parties, we believe that you may offer for resale, resell and otherwise transfer New Notes issued pursuant to the Exchange Offers without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

•  are not a broker-dealer that acquired the Old Notes from us or in market-making transactions or other trading activities;

•  acquire the New Notes issued in the Exchange Offers in the ordinary course of your business;

•  are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued in the Exchange Offers; and

•  are not an “affiliate” of ours, as defined in Rule 405 under the Securities Act.

By tendering Old Notes as described in “The Exchange Offers—Procedures for Tendering Old Notes”, you will be making written representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the interpretive letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

If you are a broker-dealer that acquired Old Notes as a result of market-making or other trading activities, you must comply with the prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes as described in this summary under “Restrictions on Sale by Broker-Dealers” below.

We base our belief on interpretations by the SEC staff in interpretive letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our Exchange Offers. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

We have not entered into any arrangement or understanding with any person who will receive New Notes in the Exchange Offers to distribute those New Notes following completion of the Exchange Offers. We are not aware of any person that will participate in the Exchange Offers with a view to distribute the New Notes.

Restrictions on Sale by Broker-Dealers

If you are a broker-dealer that has received New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. For a period of 90 days commencing on the day the Exchange Offers are consummated (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus) we will make available a prospectus meeting the requirements of the Securities Act for use by broker-dealers in connection with any such resale.

Consequences of Not Exchanging Old Notes for New Notes

If you are eligible to participate in the Exchange Offers and you do not tender your Old Notes, you will not have any further registration or exchange rights and your Old Notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of New Notes could adversely affect the trading market for your Old Notes. The Old Notes and the New Notes will not be fungible. To the extent that Old Notes are tendered and accepted in the Exchange Offers, the trading market for any remaining Old Notes may (and likely will) be adversely affected. See “Risk Factors—Risks Relating to the Exchange Offers”.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offers. The Old Notes exchanged in connection with the Exchanges Offer will be retired and cancelled and will not be reissued.

Exchange Agent and Information Agent	Global Bondholder Services Corporation is serving as the exchange agent and information agent for the Exchange Offers for the Old Notes (the “exchange agent” or the “information agent”).

No Recommendation	None of the AB InBev Group, the information agent, the exchange agent and the trustee under our Indenture makes any recommendation in connection with the Exchange Offers as to whether any holder of Old Notes should tender or refrain from tendering all or any portion of the principal amount of that holder’s Old Notes, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Exchange Offers, please read the section entitled “Risk Factors” beginning on page 12 of this prospectus. Additionally, see the sections entitled “Risk Factors” in our 2018 Annual Report on Form 20-F for the fiscal year ended 31 December 2018 as well as factors contained or incorporated by reference into such documents and in our subsequent filings with the SEC.

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”

The New Notes

The following summary contains basic information about the New Notes. It does not contain all of the information that may be important to you. For a more complete description of the terms of the New Notes, see “Description of the New Notes and Guarantees.”

Issuers	Anheuser-Busch Companies, LLC and Anheuser-Busch InBev Worldwide Inc.

Parent Guarantor	Anheuser-Busch InBev SA/NV

Subsidiary Guarantors	Anheuser-Busch InBev Finance Inc.; Brandbev S.à r.l.; Brandbrew S.A.; Cobrew NV

Securities Offered	$9,542,514,000 principal amount of 4.900% notes due 2046 (the “New 2046 Notes”), $5,385,495,000 principal amount of 4.700% notes due 2036 (the “New 2036 Notes”) and $8,555,163,000 aggregate principal amount of 3.650% Notes due 2026 (the “New 2026 Notes” and, together with the New 2046 Notes and the New 2036 Notes, the “New Notes”)

Interest Rates; Interest Payment Dates; Maturity Dates	The New Notes will have the same interest rates, maturity dates, optional redemption prices and interest payment dates as the Old Notes for which they are being offered in exchange.

Interest Rates and Maturity Dates	Interest Payment Dates	First Interest Payment Date	Interest Accrues From
4.900% Notes due 2046	1 February and 1 August	1 August 2019	1 February 2019
4.700% Notes due 2036	1 February and 1 August	1 August 2019	1 February 2019
3.650% Notes due 2026	1 February and 1 August	1 August 2019	1 February 2019

Ranking of the New Notes	The New Notes will be senior unsecured obligations of the Issuers and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of the Issuers.
Optional Redemption of the New Notes

Prior to (i) with respect to the New 2026 Notes, 1 November 2025 (three months prior to the maturity date of the New 2026 Notes), (ii) with respect to New 2036 Notes, 1 August 2035 (six months prior to the maturity date of the New 2036 Notes) and (iii) with respect to the New 2046 Notes, 1 August 2045 (six months prior to the maturity date of the New 2036 Notes) (each such date, a “Par Call Date,” as applicable), each series of New Notes may be redeemed at any time, at the Issuers’ option, as a whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the applicable series of New Notes to be redeemed; and (2) as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of New Notes to be redeemed as if the New Notes to be redeemed matured on the applicable Par Call

Date for the New 2026 Notes, New 2036 Notes and New 2046 Notes (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the applicable Make-Whole Spread (as set forth in the table below) for such series of New Notes; plus accrued and unpaid interest to, but excluding, the date of redemption:

Title of Series	Make-Whole Spread
3.650% Notes due 2026	25 bps
4.700% Notes due 2036	30 bps
4.900% Notes due 2046	35 bps

On or after the applicable Par Call Date, each series of New Notes will be redeemable as a whole or in part, at the Issuers’ option at any time and from time to time at a redemption price equal to 100% of the principal amount of the New Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Accrued but unpaid interest will be payable to the redemption date. For a more complete description of the redemption provisions of the New Notes, see “Description of the New Notes and Guarantees—Redemption—Optional Redemption of the New Notes.”

Guarantee

Subject to certain limitations described in “Description of the New Notes and Guarantees—Guarantee Limitations,” each New Note will benefit from an unconditional, full and irrevocable guarantee (a “Guarantee”) by the Parent Guarantor and the Subsidiary Guarantors (collectively referred to as the “Guarantors”).

Under the Guarantees, the Guarantors will guarantee to each holder of New Notes (each, a “holder”) the due and punctual payment of any principal, accrued and unpaid interest (and all Additional Amounts, as defined below, if any) due under the debt securities in accordance with the Indenture. Each Guarantor will also pay Additional Amounts (if any) in respect of payments under its Guarantee. The Guarantees will be unsecured and unsubordinated general obligations of the Guarantors. The Guarantees will rank pari passu among themselves, without any preference of one over the other by reason of priority of date of issue or otherwise, and at least equally with all other unsecured and unsubordinated general obligations of the Guarantors from time to time outstanding. See “Description of the New Notes and Guarantees—Redemption—Guarantees.”

Additional Amounts	To the extent that any Guarantor is required to make payments in respect of the New Notes, such Guarantor will make all payments in respect of the New Notes without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by way of withholding or deduction at source by or on behalf of any jurisdiction in which such Guarantor is incorporated, organized or otherwise tax resident or any political subdivision or any authority thereof or therein having power to tax (the “Relevant Taxing Jurisdiction”) unless such withholding or deduction is required by law. In such event, such Guarantor will pay to the holders such additional amounts (the “Additional Amounts”) as shall be necessary in order that the net amounts received by the holders, after such withholding or deduction, shall equal the respective amounts of principal and interest which would otherwise have been receivable in the absence of such withholding or deduction; except that no such Additional Amounts shall be payable on account of any taxes or duties in the circumstances described in the prospectus under “Description of the New Notes and Guarantees—Additional Amounts.”

References to principal or interest in respect of the New Notes include any Additional Amounts, which may be payable as set forth in the Indenture.

The covenant regarding Additional Amounts will not apply to any Guarantor at any time when such Guarantor is incorporated in a jurisdiction in the United States, but shall apply to the Issuers at any time that the Issuers are incorporated in any jurisdiction outside the United States.

Optional Tax Redemption	Each series of the New Notes may be redeemed at any time, at either Issuer’s or the Parent Guarantor’s option, in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the New Notes of such series then outstanding, plus accrued and unpaid interest on the principal amount being redeemed (and any Additional Amounts) to (but excluding) the redemption date, if (i) as a result of any change in, or amendment to, the laws, treaties, regulations or rulings of a jurisdiction in which either Issuer or any Guarantor is incorporated, organized or otherwise tax resident or any political subdivision or any authority thereof or herein having power to tax, or in the interpretation, application or administration of any such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) which becomes effective on or after 13 November 2018 (any such change or amendment, a “Change in Tax Law”), such Issuer (or if a payment were then due under a Guarantee, the relevant Guarantor) would be required to pay Additional Amounts with respect to the New Notes of a particular series, and (ii) such obligation cannot be avoided by such Issuer (or the relevant Guarantor) taking reasonable measures available to it. Additional Amounts are payable by such Issuer under the circumstances described under “Description of the New Notes and Guarantees—Additional Amounts”; provided, however, that the New Notes of such series may not be redeemed to the extent such Additional Amounts arise solely as a result of such Issuer assigning its obligations under the New Notes of such series to a Substitute Issuer

(as defined in “Description of the New Notes and Guarantees”), unless this assignment to a Substitute Issuer is undertaken as part of a plan of merger by Parent Guarantor.

Prior to the mailing of any such notice of redemption pursuant to the foregoing, the relevant Issuer or the relevant Guarantor will deliver to the Trustee an opinion of independent tax counsel of recognized standing to the effect that such Issuer or the relevant Guarantor is or would be obligated to pay such Additional Amounts as a result of a Change in Tax Law.

No notice of redemption may be given earlier than 90 days prior to the earliest date on which the relevant Issuer or the relevant Guarantor would be obligated to pay Additional Amounts if a payment in respect of the relevant New Notes were then due.

The foregoing provisions shall apply mutatis mutandis to any successor person, after such successor person becomes a party to the Indenture.

Denominations	We will issue the New Notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Form and Settlement	The New Notes will be issued only in registered, book-entry form. There will be Global Notes deposited with a common depositary for DTC for the New Notes.

Further Issues	We may from time to time, without notice to, or the consent of, the holders of any series of the New Notes, create and issue further notes ranking equally and ratably with such series in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as, and will be fungible for United States federal income tax purposes with, the New Notes of the applicable series. Any further New Notes shall be issued pursuant to a resolution of the ABC and ABIWW boards of directors, a supplement to the Indenture, or under an officers’ certificate pursuant to the Indenture.

Governing Law	The New Notes, the Guarantees and the Indenture will be governed by the laws of the State of New York.

Trustee	The trustee for the New Notes will be The Bank of New York Mellon Trust Company, N.A. (“Trustee”).

RISK FACTORS

An investment in the New Notes involves a high degree of risk, including, but not limited to, the risks described below. In addition, you should carefully consider, among other things, the matters discussed under the sections entitled “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended 31 December 2018 as well as the other information incorporated by reference in this prospectus. The risks and uncertainties described below and in the foregoing documents are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of the New Notes could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to the Exchange Offers

Our board of directors has not made a recommendation as to whether you should tender your Old Notes in exchange for New Notes in the Exchange Offers, and we have not obtained a third-party determination that the Exchange Offers are fair to holders of our Old Notes.

Our board of directors has not made, and will not make, any recommendation as to whether holders of Old Notes should tender their Old Notes in exchange for New Notes pursuant to the Exchange Offers. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Old Notes for purposes of negotiating the terms of these Exchange Offers, or preparing a report or making any recommendation concerning the fairness of these Exchange Offers. Therefore, if you tender your Old Notes, you may not receive more than or as much value as if you chose to keep them. Holders of Old Notes must make their own independent decisions regarding their participation in the Exchange Offers.

Late deliveries of Old Notes and other required documents could prevent you from exchanging your Old Notes.

Holders are responsible for complying with all procedures of the Exchange Offers. The issuance of New Notes in exchange for Old Notes will occur only upon completion of the procedures described in “The Exchange Offers—Procedures For Tendering Old Notes”. Therefore, holders of Old Notes who wish to exchange them for New Notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the Exchange Offers or notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will continue to be subject to transfer restrictions, which may adversely affect their market price.

If you do not properly tender your Old Notes for New Notes in the Exchange Offers, you will continue to be subject to restrictions on the transfer of your Old Notes. In general, the Old Notes may not be offered or sold unless they are registered under the Securities Act, as well as applicable state securities laws, or exempt from registration thereunder. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Old Notes under the Securities Act. You should refer to “The Exchange Offers—Procedures For Tendering Old Notes” for information about how to tender your Old Notes. The tender of Old Notes under the Exchange Offers will reduce the outstanding amount of each series of the Old Notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the Old Notes due to a reduction in liquidity.

The Exchange Offers will result in reduced liquidity for any Old Notes that are not exchanged.

To the extent the Exchange Offers is successful, the trading market for the Old Notes that are not tendered and exchanged will become very limited or cease to exist altogether due to the reduction in the principal amount of Old Notes outstanding after the consummation of the Exchange Offers, which might adversely affect the liquidity and market price of such Old Notes. The Old Notes may trade at a significant discount depending on prevailing interest rates, the market for Old Notes with similar credit features, our performance and other factors. Furthermore, the prices at which any such trading occurs in the Old Notes could be extremely volatile. Holders of Old Notes not tendered and exchanged may attempt to obtain quotations for their Old Notes from their brokers; however, there can be no assurance that an active market in the Old Notes will exist or be maintained following consummation of the Exchange Offers and no assurance can be given as to the prices at which the Old Notes may trade.

If you are a broker-dealer, your ability to transfer the New Notes may be restricted.

A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the New Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

Risks Relating to Our Business

For a description of the risks associated with AB InBev and the AB InBev Group, see the section entitled “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended 31 December 2018 as well as the other information incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the exchanges of the New Notes for the Old Notes pursuant to the Exchange Offers. In exchange for issuing the New Notes as contemplated in this prospectus, we will receive the tendered Old Notes. The Old Notes surrendered in connection with the Exchange Offers will be retired and cancelled.

CAPITALIZATION OF THE AB INBEV GROUP

The following table shows our cash and cash equivalents and capitalization as of 31 December 2018 and on an as adjusted basis to give effect to (i) the issuance on 23 January 2019 (the “January 2019 Issuance”) by Anheuser-Busch InBev Worldwide Inc. of USD 15,500 million aggregate principal amount of bonds, (ii) the tender offers settled on 11 February 2019 by Anheuser-Busch InBev Finance Inc., Anheuser-Busch InBev Worldwide Inc. and Anheuser-Busch Companies, LLC for $16,339 million aggregate principal amount of bonds (the “January 2019 Tender Offers”) and (iii) the issuance on 29 March 2019 (the “March 2019 Issuance”) by Anheuser-Busch InBev SA/NV of EUR 2,250 million ($2,524 million) aggregate principal amount of bonds. This information reflects only the adjustments detailed in the foregoing sentence and should be read in conjunction with the consolidated financial statements and the accompanying notes of AB InBev incorporated by reference into this prospectus and the unaudited pro forma condensed combined financial information included in this prospectus.

	As of 31 December 2018	As adjusted
	(USD million)	(USD million, unaudited)
Cash and cash equivalents, less bank overdrafts(1)(2)(4)	6,960	10,813

Current interest-bearing liabilities
Secured bank loans	370	370
Commercial papers(2)	1,142	3,391
Unsecured bank loans	22	22
Unsecured bond issues(3)(4)	2,626	3,574
Unsecured other loans	14	14
Finance lease liabilities	42	42
Non-current interest-bearing liabilities
Secured bank loans	109	109
Unsecured bank loans	86	86
Unsecured bond issues(1)(3)	105,170	105,826
Unsecured other loans	57	57
Finance lease liabilities	162	162

Total interest-bearing liabilities	109,800	113,653

Equity attributable to our equity holders	64,486	64,415
Non-controlling interests	7,418	7,418

Total Capitalization:	181,704	185,486

Notes:

(1)

After 31 December 2018, we used the net proceeds from the January 2019 Issuance of $15,365 million for general corporate purposes, including to finance the January 2019 Tender Offer, and we will use the net proceeds from the March 2019 Issuance of $2,505 million for general corporate purposes, including the previously announced prepayment of debt. In combination with the issuance of commercial paper described in note (2) and the January 2019 Tender Offers described in note (4), this resulted in an increase of our cash and cash equivalents, less bank overdrafts, by a net amount of $3,853 million.

(2)	After 31 December 2018, as a result of the January 2019 Issuance, our commercial paper was increased through 21 March 2019 by a net amount of $2,249 million.

(3)

After 31 December 2018, $948 million of our non-current unsecured bond issues became current interest-bearing liabilities, resulting in our current unsecured bond issues increasing by $948 million and our unsecured bond issues being reduced by the same amount.

(4)

After 31 December 2018, we completed the January 2019 Tender Offers of $16,339 million aggregate principal amount of bonds which, in combination with the transactions described in notes (1) and (3), resulted in a net increase to our non-current unsecured bond issues by $656 million.

THE EXCHANGE OFFERS

The terms and conditions of the Exchange Offers are set forth in the following description and the letter of transmittal accompanying this prospectus. The following summary of the Registration Rights Agreement and letter of transmittal is not complete and is subject to, and is qualified in its entirety by, all of the provisions of the Registration Rights Agreement and the letter of transmittal, each of which is filed as an exhibit to the registration statement of which this prospectus is part. We urge you to read the entire Registration Rights Agreement carefully.

Purpose and Effect of the Exchange Offers

On 13 November 2018, Anheuser-Busch Companies, LLC and Anheuser-Busch InBev Worldwide Inc. issued $9,542,514,000 aggregate principal amount of 4.900% notes due 2046 (the “Old 2046 Notes”), $5,385,495,000 aggregate principal amount of 4.700% Notes due 2036 (the “Old 2036 Notes”) and $8,555,163,000 aggregate principal amount of 3.650% Notes due 2026 (the “Old 2026 Notes” and, together with the 2046 Notes and the 2036 Notes, the “Old Notes”) in a private offering, subject to certain limitations, irrevocably guaranteed by Anheuser-Busch InBev SA/NV and the Subsidiary Guarantors. We are offering to exchange the outstanding Old 2046 Notes of each series for our $9,542,514,000 aggregate principal amount of 4.900% notes due 2046 (the “New 2046 Notes”), the outstanding Old 2036 Notes of each series for our $5,385,495,000 aggregate principal amount of 4.700% notes due 2036 (the “New 2036 Notes”) and the Old 2026 Notes of each series for our $8,555,163,000 aggregate principal amount of 3.650% notes due 2026 (the “New 2026 Notes” and, together with the New 2046 Notes and the New 2036 Notes, the “New Notes”), subject to certain limitations, irrevocably guaranteed by Anheuser-Busch InBev SA/NV and the Subsidiary Guarantors, which have been registered under the Securities Act. Each offer to exchange Old Notes for New Notes of the corresponding series is referred to as an “Exchange Offer” (collectively, the “Exchange Offers”).

In connection with the sale of the Old Notes, the Issuers, the Guarantors and the Dealer Managers (as such term is used in the Registration Rights Agreement) entered into a Registration Rights Agreement, dated 13 November 2018 (the “Registration Rights Agreement”).

Registration Rights

The following description is a summary of the material provisions of the Registration Rights Agreement. This description does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders of the Old Notes. See Exhibit 4.8 of this Form F-4.

Pursuant to the Registration Rights Agreement, the Issuers and the Guarantors have agreed to file with the SEC the registration statement of which this prospectus is a part. We have agreed in the Registration Rights Agreement to use commercially reasonable efforts to amend and supplement this prospectus in order to allow broker-dealers receiving New Notes in exchange for Old Notes in connection with the Exchange Offers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of New Notes for a period commencing on the day the Exchange Offers are consummated and continuing for 90 days (or such shorter period during which such broker-dealers are required by law to deliver such prospectus).

The Issuers and the Guarantors have agreed pursuant to the Registration Rights Agreement that they will, subject to certain exceptions:

1.

use their commercially reasonable efforts to file with the SEC the Form F-4, or, if applicable, some other registration statement, and all amendments and supplements to such registration statement, including this prospectus, all exhibits hereto and all documents incorporated by reference (the “Exchange Offer Registration Statement”) with respect to a registered offer to exchange Old Notes for New Notes;

2.

use their commercially reasonably efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act by 14 October 2019, 335 days after the first issue date of the Old Notes;

3.	use their commercially reasonable efforts to keep the Exchange Offer Registration Statement effective until the closing of the Exchange Offers;

4.	use their commercially reasonable efforts to cause the Exchange Offers, if they have been commenced, to be consummated by 13 November 2019, 365 days after the first issue date for the Old Notes; and

5.

keep the Exchange Offer open for a period of not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offers is mailed to the holders of the Old Notes.

In the event that:

1.

upon any change in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC, the Issuers determine after consultation with their outside counsel that they are not permitted to effect the Exchange Offers; or

2.	for any other reason the Issuers do not consummate the Exchange Offers within 365 days after the first issue date of the Old Notes; or

3.

upon the written request of any Dealer Manager holding Old Notes that are not eligible to be exchanged for New Notes in the Exchange Offers and held by it following the consummation of the Exchange Offer; or

4.

upon notice by any holder of Old Notes other than a Dealer Manager given to the Issuers in writing during the period during which the Exchange Offers are open that (A) due to a change in law or SEC policy it is not entitled to participate in the Exchange Offers, (B) due to a change in law or SEC policy it may not resell the New Notes acquired by it in the Exchange Offers to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder or (C) it is a broker-dealer and owns Old Notes acquired directly from the Issuers or an affiliate of the Issuers;

then, the Issuers and the Guarantors will, subject to certain exceptions,

1.

as promptly as practicable, use their commercially reasonable efforts to file a shelf registration statement (the “Shelf Registration Statement”) covering resales of the Old Notes on or prior to the 30th day after such filing obligation arises;

2.

use their commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective as promptly as practicable after filing and, in any event, on or prior to the 90th calendar day after such filing obligation arises (but in no case earlier than 14 October 2019, 335 days after the issue date of the Old Notes); and

3.	use their commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the earliest of:

(a)	one year from the date the filing obligation arises; and

(b)	the time when all Old Notes registered thereunder are disposed of in accordance therewith, or cease to be outstanding.

The Issuers will, in the event that a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes, as the case may be. In certain circumstances, the Issuers may suspend their obligations for up to two periods of up to 45 consecutive days (except for the consecutive 45-day period immediately prior to the maturity of the Old Notes), but not more than an aggregate of 60 days during any 365-day period, in relation to the Shelf Registration Statement if the Issuers’ Boards of Directors determine in good faith that there is a valid purpose for the suspension, subject to the provisions described below relating to Registration Defaults. A holder selling such Old Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

Interest Penalty

If any of the following events occur (each such event a “Registration Default”), the Issuers will pay additional cash interest on the applicable Old Notes, subject to certain exceptions, from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured if:

1.	the Exchange Offer Registration Statement has not been declared effective by 14 October 2019, the 335th calendar day following the first issue date for the Old Notes;

2.	the Exchange Offers are not consummated by 13 November 2019, the 365th calendar day following the first issue date for the Old Notes; or

3.	the Shelf Registration Statement is not declared effective within the time frame specified above.

If a Registration Default exists, the interest rate on the Old Notes will increase by 0.25% per annum while a Registration Default is continuing immediately following the occurrence of such Registration Default.

If a Shelf Registration Statement is declared effective but becomes unusable for any reason, and the aggregate number of days in any consecutive 12-month period for which the Shelf Registration Statement is not usable exceeds 30 days in the aggregate, then the interest rate borne by the Old Notes subject to the Shelf Registration Statement will be increased by 0.25% per annum of the principal amount of the Old Notes for the first 30-day period (or portion thereof) beginning on the 31st such day that such Shelf Registration Statement ceases to be usable. Upon the Shelf Registration Statement once again becoming usable, the interest rate borne by the Old Notes registered thereon will be reduced to the original interest rate.

All accrued additional cash interest will be paid by the Issuers on the next scheduled interest payment date to Depository Trust Corporation (“DTC”) or its nominee by wire transfer of immediately available funds.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Old Notes shall be deemed to include any additional interest payable pursuant to the Registration Rights Agreement, as described above.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, for each $1,000 principal amount of Old Notes properly surrendered and not withdrawn before the expiration date of the Exchange Offers, we will issue $1,000 principal amount of New Notes of the corresponding series. Holders may tender some or all of their Old Notes pursuant to the Exchange Offers in denominations of integral multiples of $1,000. The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Old Notes being tendered.

The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that:

•	the New Notes will have a different CUSIP number from the Old Notes;

•	the New Notes will be registered under the Securities Act and, therefore, the global securities representing the New Notes will not bear legends restricting the transfer of interests in the New Notes;

•	the New Notes will not be subject to the registration rights relating to the Old Notes; and

•	the New Notes will not benefit from payment of additional interest in the cases described above.

The New Notes will evidence the same indebtedness as the Old Notes they replace, and will be issued under, and be entitled to the benefits of, the Indenture. As a result, the Old Notes and the equivalent series of New Notes will be treated as a single series of notes under the Indenture for the purposes of voting and consenting to any matters affecting such series.

No interest will be paid on either the New Notes or the Old Notes at the time of the exchange. The New Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from the date of original issue of the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on Old Notes at the time of tender. Rather, that interest will be payable on the New Notes delivered in exchange for the Old Notes on the first interest payment date after the expiration date of the Exchange Offers.

Under existing SEC interpretations, the New Notes would generally be freely transferable after the Exchange Offers without further registration under the Securities Act, except that broker-dealers receiving the New Notes in the Exchange Offers will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in interpretative letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider these particular Exchange Offers in the context of an interpretative letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the interpretative letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these interpretative letters, the following conditions must be met in order to receive freely transferable New Notes:

•	you must not be a broker-dealer that acquired the Old Notes from us or in market-making transactions or other trading activities;

•	you must acquire the New Notes in the ordinary course of your business;

•

you must not be participating, and do not intend to participate, and have no arrangements or understandings with any person to participate in, the distribution of the New Notes within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined under Rule 405 of the Securities Act.

By tendering your Old Notes as described in “—Procedures for Tendering Old Notes”, you will be representing to us that you satisfy all of the above-listed conditions. If you do not satisfy all of the above-listed conditions:

•	you cannot rely on the position of the SEC set forth in the interpretative letters referred to above; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

For a full list of the representations that each tendering holder of Old Notes must make in order to participate in the Exchange Offers, see “—Representations on Tendering Old Notes”

The SEC considers broker-dealers that acquired Old Notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the New Notes if they participate in the Exchange Offers. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

A broker-dealer that has bought Old Notes for market-making or other trading activities must comply with the prospectus delivery requirements of the Securities Act in order to resell any New Notes it receives for its own account in the Exchange Offers. The SEC has taken the position that broker-dealers may use this prospectus to fulfill their prospectus delivery requirements with respect to the New Notes. We have agreed in the Registration Rights Agreement to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any such resale of the New Notes for a period of up to 90 days following the consummation of the Exchange Offers (or for such shorter period of time during which such broker-dealer is required by law to deliver a prospectus).

We have not entered into any arrangement or understanding with any person who will receive New Notes in the Exchange Offers to distribute those New Notes following completion of the Exchange Offer. We are not aware of any person that will participate in the Exchange Offers with a view to distribute the New Notes.

The Exchange Offers will only be made, and the New Notes are only being offered to, holders of the Old Notes which are located or resident in any Member State of the European Economic Area which are “qualified investors” as defined in the Prospectus Directive.

In addition, the applicable provisions of the UK’s Financial Services and Markets Act 2000 (the “FSMA”) must be complied with in respect of anything done in relation to the Exchange Offers in, from or otherwise involving the UK.

Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of New Notes. We are not making these Exchange Offers to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offers or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Holders of Old Notes do not have appraisal or dissenters’ rights under state law or under the Indenture in connection with the Exchange Offers. We intend to conduct the Exchange Offers in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

Expiration Date; Extensions; Amendments

The expiration date for the Exchange Offers is 12:00 p.m., New York City time, on 13 May 2019, unless we extend the expiration date with respect to the Exchange Offers. We may extend the expiration date of the Exchange Offers in our sole discretion. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the Exchange Offer.

With respect to the Exchange Offers, we reserve the right, in our sole discretion:

•	to, prior to the expiration date, delay accepting any Old Notes;

•	to extend the Exchange Offers; or

•	to amend the terms of the Exchange Offers in any way we determine.

We will give oral notice promptly followed by written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the Exchange Offers to the registered holders of Old Notes. If we amend the Exchange Offers in a manner that we determine to constitute a material change, or if we waive a material condition, we will (i) promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of the applicable series of Old Notes of the amendment or waiver and (ii) extend the Exchange Offers if necessary so that at least five business days remain in the Exchange Offers following notice of the material change, or as otherwise required by law.

We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the Exchange Offers prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the Exchange Offers.

Conditions to the Exchange Offers; Termination

Notwithstanding any other provisions of the Exchange Offers, or any extension of the Exchange Offers, we will not be required to accept for exchange, or to exchange any New Notes for, any Old Notes and we may terminate the Exchange Offers or, at our option, modify, extend or otherwise amend the Exchange Offers, if any of the following conditions are not satisfied at or prior to the Expiration Date:

(1) In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or on of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offers or the exchange of Old Notes for New Notes under the Exchange Offers by or before any court or governmental regulatory or administrative agency, authority, or tribunal, which either:

•

challenges the making of the Exchange Offers or the exchange of Old Notes for New Notes under the Exchange Offers or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offers or the exchange of Old Notes for New Notes under the Exchange Offers; or

•

in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of AB InBev and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to AB InBev of the Exchange Offers or the exchange of Old Notes for New Notes under the Exchange Offers;

(2) None of the following has occurred:

•

the SEC has issued a stop order which would suspend the effectiveness of the registration statement of which this prospectus forms a part or the qualification of the applicable indenture governing the New Notes under the Trust Indenture Act of 1939;

•	any general suspension of, or limitation on, trading in securities on any United States national securities exchanges or in the over the counter market (whether or not mandatory);

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	any material adverse change in the United States’ securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offers, a material acceleration or worsening thereof; and

(3) The Trustee (as defined below) under our Indenture has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, either of the Exchange Offers, nor has the Trustee taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offers.

We expressly reserve the right to amend or terminate the Exchange Offers and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offers specified above. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and except as set forth below, may be waived by us, in whole or in part in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding. We may, at our option and in our sole discretion, waive any such conditions except for the condition that the registration statement of which this prospectus forms a part is not subject to a stop order or any proceedings for that purpose.

All conditions to the Exchange Offers must be satisfied or, where permitted, waived, at or by the Expiration Date. In addition, we may in our absolute discretion, subject to applicable law, terminate the Exchange Offers for any other reason.

If any of the foregoing conditions are not satisfied, we may, at any time at or prior to the Expiration Date:

(1) terminate the Exchange Offers and promptly return all tendered Old Notes to the respective tendering holders;

(2) modify, extend or otherwise amend the Exchange Offers and retain all tendered Old Notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

(3) waive the unsatisfied conditions, except for the condition that the registration statement of which this prospectus forms a part is not subject to a stop order or any proceedings for that purpose, with respect to the Exchange Offers and accept all Old Notes tendered and not previously validly withdrawn.

Effect of Tender

Any tender of an Old Note by a noteholder that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between that holder and the Issuers, upon the terms and subject to the conditions of the Exchange Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. The acceptance of the Exchange Offers by a tendering holder of Old Notes will constitute the agreement by a tendering holder to deliver good and marketable title to the tendered Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Acceptance of Old Notes for Exchange; New Notes

Assuming the conditions to the Exchange Offer are satisfied (including that the registration statement on Form F-4 of which this prospectus forms a part has been declared effective) or, where permitted, waived, the Issuers will issue New Notes in book-entry form promptly on the Settlement Date (in exchange for Old Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange).

We will be deemed to have accepted validly tendered Old Notes if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the Exchange Offer, delivery of New Notes in connection with the exchange of Old Notes accepted by us will be made by the exchange agent on the Settlement Date upon receipt of such notice. The exchange agent will act as agent for participating holders of the Old Notes for the purpose of receiving Old Notes from, and transmitting New Notes to, such holders. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are withdrawn prior to the Expiration Date of the Exchange Offer, such unaccepted or withdrawn Old Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the Exchange Offers.

Absence of Dissenters’ Rights of Appraisal

Holders of Old Notes do not have any appraisal rights or dissenters’ rights under New York law or under the terms of the Old Notes in connection with the Exchange Offers.

Procedures for Tendering Old Notes

If you hold Old Notes and wish to have those notes exchanged for New Notes, you must validly tender (or cause the valid tender of) your Old Notes using the procedures described in this prospectus and in the accompanying letter of transmittal.

The procedures by which you may tender or cause to be tendered Old Notes will depend upon the manner in which you hold the Old Notes, as described below.

If you are a beneficial owner which holds Old Notes through Euroclear or Clearstream Luxembourg and wish to tender your Old Notes, you must instruct Euroclear or Clearstream Luxembourg, as the case may be, to block the account in respect of the tendered Old Notes in accordance with the procedures established by Euroclear or Clearstream Luxembourg. You are encouraged to contact Euroclear and Clearstream Luxembourg directly to ascertain their procedure for tendering Old Notes.

Old Notes Held with DTC by a DTC Participant

Pursuant to authority granted by DTC, if you are a DTC participant that has Old Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Old Notes as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Old Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent for the Old Notes, Global Bondholder Services Corporation (the “Exchange Agent”) will establish accounts with respect to the Old Notes at DTC for purposes of the Exchange Offers.

Old Notes may be tendered and accepted for payment only in principal amounts equal to the minimum authorized denomination for the respective series of Old Notes and any integral multiple of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Old Notes must continue to hold Old Notes in at least the minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

Any DTC participant may tender Old Notes by effecting a book-entry transfer of the Old Notes to be tendered in the Exchange Offers into the account of the Exchange Agent at DTC and electronically transmitting its acceptance of the Exchange Offers through DTC’s ATOP procedures for transfer or (2) completing and signing the letter of transmittal according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the Exchange Agent at its address on the back cover page of this prospectus, in either case before the Expiration Date of the Exchange Offers.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to and received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Old Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and the Exchange Offers (as set forth in this prospectus) and that AB InBev may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the Exchange Offers. A letter of transmittal need not accompany tenders effected through ATOP; however, you will be bound by its terms just as if you had signed it.

The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent prior to the Expiration Date of the Exchange Offers at the address set forth on the back cover of this prospectus. Delivery of these documents to DTC does not constitute delivery to AB InBev or the Exchange Agent.

Old Notes Held Through a Nominee by a Beneficial Owner

Currently, all of the Old Notes are held in book-entry form and can only be tendered by following the procedures described under “—Procedures for Tendering Old Notes—Old Notes Held with DTC by a DTC Participant”. However, any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the Exchange Offers. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offers a number of days before the Expiration Date in order for such entity to tender Old Notes on your behalf on or prior to the Expiration Date in accordance with the terms of the Exchange Offers.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Exchange Offers. Accordingly, beneficial owners wishing to participate in the Exchange Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Exchange Offers.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and issuance of New Notes, in exchange for Old Notes tendered by a letter of transmittal in accordance with the terms and subject to the conditions set forth in this prospectus, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message) a tendering holder of Old Notes:

•

irrevocably sells, assigns and transfers to or upon the order of AB InBev all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the Old Notes tendered thereby;

•	represents and warrants that the Old Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind; and

•

irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Note, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Notes tendered to be assigned, transferred and exchanged in the Exchange Offers.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the Exchange Offers, delivery of your Old Notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the Exchange Agent. If you mail these items, we recommend that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items in sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on the letter of transmittal need not be guaranteed if:

•

the letter of transmittal is signed by a DTC participant whose name appears on a security position listing of DTC as the owner of the Old Notes and the portion entitled “Special Issuance Instructions” on the letter of transmittal has not been completed; or

•	the Old Notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmission.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of Old Notes waive any right to receive any notice of the acceptance for exchange of their Old Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name, address and DTC participant number to which unexchanged Old Notes should be delivered by book-entry transfer, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, Old Notes not tendered or exchanged will be returned by book-entry transfer to the tendering holder.

Representations on Tendering Old Notes

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Old Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Old Notes determined by us not to be in proper form or not to be tendered properly or any tendered Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Old Notes, whether or not waived in the case of other Old Notes. Our interpretation of the terms and conditions of the Exchange Offers, including the terms and instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, none of we, the Exchange Agent or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Old Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

In addition, we reserve the right, as set forth above under the caption “— Conditions to the Exchange Offers”, to terminate the Exchange Offers. By tendering, you will be representing, among other things, that:

•	you are acquiring the New Notes issued in the Exchange Offers in the ordinary course of your business;

•

if you are not a broker-dealer registered under the Exchange Act, you are not participating in or intend to participate in the distribution of the New Notes, and you do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the New Notes to be issued in the Exchange Offers;

•

if you are a broker-dealer registered under the Exchange Act, you did not purchase the Old Notes to be exchanged in the Exchange Offers from the Issuers or any of their affiliates, you will acquire the New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or other trading activities, and you will comply with the prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes, and you cannot rely on the position of the SEC’s staff in their interpretative letters and, in the European Economic Area, you will not make any offer or sale which will require the Issuers to publish a prospectus pursuant to Article 3 of the Prospectus Directive;

•	you are not prohibited by any law or policy from participating in the Exchange Offers;

•

you are not an affiliate of ours, as defined in Rule 405 under the Securities Act, or if you are such an “affiliate”, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are located or resident in any Member State of the European Economic Area which has implemented the Prospectus Directive, you are a “qualified investor” as defined in the Prospectus Directive;

•	you are not located or resident in the United Kingdom or, if you are located or resident in the United Kingdom, you are a person falling within the definition of investment professional (as defined in

Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or within Article 43(2) of the Order, or to whom this prospectus may lawfully be communicated in accordance with the Order; and

•	you are not acting on behalf of someone who cannot truthfully and completely make such representations.

No Guaranteed Delivery

There are no guaranteed delivery provisions provided for in conjunction with the Exchange Offers under the terms of this prospectus. Tendering holders must tender their Old Notes via the ATOP system in accordance with the procedures of the letter of transmittal by the Expiration Date.

Withdrawal of Tenders

Tenders of Old Notes in connection with any Exchange Offer may be withdrawn at any time prior to the Expiration Date of the Exchange Offers. Tenders of Old Notes may not be withdrawn at any time thereafter.

Beneficial owners desiring to withdraw Old Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Old Notes. In order to withdraw Old Notes previously tendered, a DTC participant may, prior to the Expiration Date of the Exchange Offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the Exchange Agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant, the series of Old Notes subject to the notice and the principal amount of each series of Old Notes subject to the notice. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the Exchange Agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the Old Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.

For a withdrawal to be effective for Euroclear or Clearstream Luxembourg participants, holders must comply with their respective standard operating procedures for electronic tenders and the Exchange Agent must receive an electronic notice of withdrawal from Euroclear or Clearstream Luxembourg. Any notice of withdrawal must specify the name and number of the account at Euroclear or Clearstream Luxembourg and otherwise comply with the procedures of Euroclear or Clearstream Luxembourg as applicable.

Withdrawals of tenders of Old Notes may not be rescinded and any Old Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offers. Properly withdrawn Old Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes in the Exchange Offers will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Old Notes in the Exchange Offers, and our interpretation of the terms and conditions of the Exchange Offers will be final and binding on all parties.

None of the AB InBev Group (including the Issuers), the Exchange Agent, the Information Agent or the Trustee, or any other person, will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Old Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Notes received by the Exchange Agent in connection with any Exchange Offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the participant who delivered such Old Notes by crediting an account maintained at either DTC, Euroclear or Clearstream, as applicable, designated by such participant, in either case promptly after the Expiration Date.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of Old Notes to us in the Exchange Offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder.

If the tendering holder does not provide us with satisfactory evidence of payment of or exemption from those transfer taxes, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Notes tendered by such holder.

We may in the future seek to acquire non-exchanged Old Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of the Exchange Offers.

Exchange Agent

Global Bondholder Services Corporation has been appointed as the Exchange Agent for the Exchange Offers. All correspondence in connection with the Exchange Offers should be sent or delivered by each holder of Old Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the address and telephone number set forth on the back cover of this prospectus. We will pay the Exchange Agent’s reasonable and customary fees for their services and will reimburse them for their reasonable, out-of-pocket expenses in connection therewith.

Information Agent

Global Bondholder Services Corporation has also been appointed as the Information Agent for the Exchange Offers, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the Information Agent at the address and telephone number set forth on the back cover of this prospectus. Holders may also contact their commercial bank, broker, dealer, trust company or other nominee may also contact such record holder for assistance concerning the Exchange Offers.

Other Fees and Expenses

The expenses of soliciting tenders with respect to the Old Notes will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by officers and other employees of the AB InBev Group and its affiliates.

If a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Consequences of Failure to Properly Tender Old Notes in the Exchange

We will issue the New Notes in exchange for Old Notes under the Exchange Offers only after timely confirmation of book-entry transfer of the Old Notes into the Exchange Agent’s account and timely receipt by the Exchange Agent of an agent’s message and all other required documents specified in the letter of transmittal. Therefore, holders of the Old Notes desiring to tender Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Old Notes for exchange or waive any such defects or irregularities.

Old Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offers, continue to be subject to the existing restrictions upon transfer under the Securities Act. In addition, any such Old Notes not exchanged for New Notes will remain outstanding and continue to accrue interest, but will not retain any rights under the Registration Rights Agreement (except as set forth therein with respect to the Initial Purchasers and certain broker-dealers).

Participation in the Exchange Offers is voluntary. In the event the Exchange Offers are completed, we will not be required to register the remaining Old Notes. Remaining Old Notes will continue to be subject to the following restrictions on transfer:

•

holders may resell Old Notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining Old Notes will bear a legend restricting transfer in the absence of registration or an exemption.

To the extent that Old Notes are tendered and accepted in connection with the Exchange Offers, any trading market for remaining Old Notes could be adversely affected.

Neither we nor our board of directors or similar body make any recommendation to holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes pursuant to the Exchange Offers. Moreover, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision whether to tender pursuant to the Exchange Offers and, if so, the aggregate amount of Old Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF THE NEW NOTES AND GUARANTEES

For purposes of this section “Description of the New Notes and Guarantees,” the terms “we,” “us” and “our” shall refer to Anheuser-Busch Companies, LLC, Anheuser-Busch Worldwide Inc., the Parent Guarantor, any Subsidiary Guarantor, and not any of our other subsidiaries. In this section, “holders” shall refer to holders of the New Notes. The terms of the New Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the Indenture and the New Notes. Because this is a summary, it may not contain all the information that is important to you. The Indenture has been filed as Exhibit 4.1 to this Form F-4. See “Where You Can Find More Information.” All capitalized terms used but not defined herein are as defined in the Indenture.

General

The New Notes will be issued by Anheuser-Busch Companies, LLC (“ABC” and an “Issuer”) and Anheuser-Busch InBev Worldwide Inc. (“ABIWW” and an “Issuer” and together, the “Issuers”) and will be fully and unconditionally guaranteed by Anheuser-Busch InBev SA/NV (the “Parent Guarantor”), Anheuser-Busch InBev Finance Inc. (“ABIFI”), Brandbev S.à r.l., Brandbrew S.A. and Cobrew NV (the “Subsidiary Guarantors,” and, together with the Parent Guarantor, the “Guarantors”), subject to certain customary release provisions.

Each series of the New Notes will be issued under a supplemental indenture to the indenture, dated as of 13 November 2018 (the “Indenture”), among ABIWW and ABC, as co-issuers, each of the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, principal paying agent, transfer agent and registrar (the “Trustee”). The New Notes will be joint and several obligations of ABIWW and ABC. This information, however, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the New Notes and the Indenture, including the definitions of certain terms contained therein. The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended.

The New Notes will be senior unsecured obligations of the Issuers and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of the Issuers. The New Notes will be repaid at maturity in U.S. dollars at a price equal to 100% of the principal amount thereof. The New Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The New Notes do not provide for any sinking fund. The New Notes will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”).

For purposes of the New Notes, “Business Day” means a day on which commercial banks and exchange markets are open, or not authorized to close, in the City of New York and in London.

The New Notes will have the respective maturity dates, interest rates and interest payment dates as specified in the table below.

Title of Series	Interest Rate	Maturity Date	Interest Accrues From	Interest Payment Date(s)
4.900% Notes due 2046	4.900%	1 February 2046	1 February 2019	1 February and 1 August
4.700% Notes due 2036	4.700%	1 February 2036	1 February 2019	1 February and 1 August
3.650% Notes due 2026	3.650%	1 February 2026	1 February 2019	1 February and 1 August

Interest on the New Notes

Interest on the 4.900% Notes due 2046, 4.700% Notes due 2036 and 3.650% Notes due 2026 will accrue from 1 August 2018 and will be payable semi-annually in arrears on 1 February and 1 August of each year commencing 1 August 2019 until the principal of such New Notes is paid or duly made available for payment. Interest on the New Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If the date of maturity of interest on or principal of any Note or the date fixed for redemption or payment in connection with an acceleration of any New Note is not a Business Day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption or payment in connection with an acceleration, and no interest shall accrue as a result of the delayed payment. Interest on the New Notes will be paid to the persons in whose names the New Notes are registered at the close of business on the 15 January and 15 July immediately preceding the applicable interest payment date, whether or not such date is a Business Day.

Additional Notes

The Issuers may, from time to time, without notice to or the consent of the holders, create and issue, pursuant to the Indenture and in accordance with applicable laws and regulations, additional New Notes (the “Additional Notes”) maturing on the same maturity date as the other New Notes of a series and having the same terms and conditions under the Indenture (including with respect to the Guarantors and the Guarantees) as the previously outstanding New Notes of that series in all respects (or in all respects except for the issue date and the principal amount and, in some cases, the date of the first payment of interest thereon) so that such Additional Notes shall be consolidated and form a single series with the previously outstanding New Notes of that series, provided that either (i) such Additional Notes are fungible with the New Notes of such series offered hereby for U.S. federal income tax purposes or (ii) such Additional Notes shall have a separate CUSIP number. Without limiting the foregoing, the Issuers may, from time to time, without notice to or the consent of the holders, create and issue, pursuant to the Indenture and in accordance with applicable laws and regulations, additional series of notes with additional or different terms and maturity dates than the New Notes.

Redemption

Optional Redemption of the New Notes

Prior to (i) with respect to the New 2026 Notes, 1 November 2025 (three months prior to the maturity date of the New 2026 Notes), (ii) with respect to the New 2036 Notes, 1 August 2035 (six months prior to the maturity date of the New 2036 Notes) and (iii) with respect to the New 2046 Notes, 1 August 2045 (six months prior to the maturity date of the New 2046 Notes) (each such date, a “Par Call Date”), each series of New Notes may be redeemed at any time, at the Issuers’ option, as a whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the New Notes to be redeemed; and (2) as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the New Notes to be redeemed as if the New Notes to be redeemed matured on the applicable Par Call Date for the New 2026 Notes, New 2036 Notes and New 2046 Notes (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the applicable Make-Whole Spread (as indicated in the table below) for such series of New Notes. In the case of each of clauses (1) and (2), accrued but unpaid interest will be payable to the redemption date.

Title of Series	Make-Whole Spread
3.650% Notes due 2026	25 bps
4.700% Notes due 2036	30 bps
4.900% Notes due 2046	35 bps

On or after the applicable Par Call Date, each series of New Notes will be redeemable as a whole or in part, at the Issuers’ option at any time and from time to time at a redemption price equal to 100% of the principal amount of the New Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

On and after the redemption date, interest will cease to accrue on the New Notes or any portion of the New Notes called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the New Notes to be redeemed on that date. If fewer than all of the New Notes of any series are to be redeemed, the Trustee will select, not more than 60 days prior to the Redemption Date, the particular New Notes of such series or portions thereof for redemption from the outstanding New Notes of that series not previously called for redemption, on a pro rata basis across such series, or by such method as the Trustee deems fair and appropriate, provided that if the New Notes of a series are represented by one or more global notes, interests in such global notes shall be selected for redemption by DTC in accordance with its standard procedures therefor.

Optional Tax Redemption of the New Notes

Each series of the New Notes may be redeemed at any time, at either Issuer’s or the Parent Guarantor’s option, in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the New Notes of such series then outstanding, plus accrued and unpaid interest on the principal amount being redeemed (and any Additional Amounts) to (but excluding) the redemption date, if (i) as a result of any change in, or amendment to, the laws, treaties, regulations or rulings of a jurisdiction in which either Issuer or any Guarantor is incorporated, organized or otherwise tax resident or any political subdivision or any authority thereof or herein having power to tax, or in the interpretation, application or administration of any such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) which becomes effective on or after 13 November 2018 (any such change or amendment, a “Change in Tax Law”), such Issuer (or if a payment were then due under a Guarantee, the relevant Guarantor) would be required to pay Additional Amounts with respect to the New Notes of a particular series, and (ii) such obligation cannot be avoided by such Issuer (or the relevant Guarantor) taking reasonable measures available to it. Additional Amounts are payable by such Issuer under the circumstances described under “—Additional Amounts”; provided, however, that the New Notes of such series may not be redeemed to the extent such Additional Amounts arise solely as a result of such Issuer assigning its obligations under the New Notes of such series to a Substitute Issuer, unless this assignment to a Substitute Issuer is undertaken as part of a plan of merger by Parent Guarantor.

Prior to the mailing of any such notice of redemption pursuant to the foregoing, the relevant Issuer or the relevant Guarantor will deliver to the Trustee an opinion of independent tax counsel of recognized standing to the effect that such Issuer or the relevant Guarantor is or would be obligated to pay such Additional Amounts as a result of a Change in Tax Law.

No notice of redemption may be given earlier than 90 days prior to the earliest date on which the relevant Issuer or the relevant Guarantor would be obligated to pay Additional Amounts if a payment in respect of the relevant New Notes were then due.

The foregoing provisions shall apply mutatis mutandis to any successor person, after such successor person becomes a party to the Indenture.

Book Entry Form

The certificates representing the New Notes (and the Guarantees thereof) will be issued in fully registered form without interest coupons. The New Notes will be represented by Book-Entry Interests (as defined below).

The New Notes will initially be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (the “Global Notes”), and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of its participants, including Euroclear and Clearstream. Except in the limited circumstances described below under “—Certificated Notes”, owners of Book-Entry Interests will not be entitled to receive physical delivery of certificated New Notes.

Ownership of Book-Entry Interests will be limited to persons who have accounts with DTC, or participants, or persons who hold interests through participants. Ownership of Book-Entry Interests will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder represented by such Global Note for all purposes under the Indenture and the New Notes. No beneficial owner of a Book-Entry Interest will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

Neither DTC nor its nominee will consent or vote with respect to the New Notes unless authorized by a participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to the Issuers as soon as possible after the record date. The omnibus proxy assigns DTC’s or its nominee’s consenting or voting rights to those participants to whose account the New Notes are credited on the record date.

Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuers, the Guarantors nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests or for maintaining, supervising or reviewing any records relating to such Book-Entry Interests.

The Issuers expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective Book-Entry Interests in the principal amount of such Global Note as shown on the records of DTC or its nominee, the Issuers also expect that payments by participants to owners of Book-Entry Interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Notices

Conveyance of notices and other communications by DTC to its participants, by those participants to its indirect participants, and by participants and indirect participants to beneficial owners of Book-Entry Interests will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The Trustee will send any notices in respect of the New Notes held in book-entry form to DTC or its nominee.

Global Clearance and Settlement Procedures

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the relevant European depositary; however, those cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the relevant European depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC, Euroclear and Clearstream participants may not deliver instructions directly to the European depositaries.

Because of time zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a person that does not hold the New Notes through Euroclear or Clearstream will be made during subsequent securities settlement processing and dated the first day Euroclear or Clearstream, as the case may be, is open for business following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the first day Euroclear or Clearstream, as the case may be, is open for business following settlement in DTC.

The Issuers expect that DTC will take any action permitted to be taken by a holder (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the New Notes, DTC will exchange the applicable Global Note for certificated New Notes, which it will distribute to its participants.

Prescription Period

Any money that we deposit with the Trustee or any paying agent for the payment of principal or any interest on any Global Note of any series that remains unclaimed for two years after the date upon which the principal and interest are due and payable will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of the Global Note will be able to seek any payment to which that holder may be entitled to collect only from us.

The Clearing System

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuers within 90 days, or if there shall have occurred and be continuing an Event of Default with respect to the New Notes, the Issuers will issue certificated New Notes, with Guarantees endorsed thereon by the Guarantor, in exchange for the Global Notes. Certificated New Notes delivered in exchange for Book-Entry Interests will be registered in the names, and issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof, requested by or on behalf of DTC or the successor depositary (in accordance with its customary procedures). Holders of Book-Entry Interests may receive certificated New Notes, in accordance with DTC’s rules and procedures in addition to those provided for under the Indenture.

Except in the limited circumstances described above, owners of Book-Entry Interests will not be entitled to receive physical delivery of individual definitive certificates. The New Notes are not issuable in bearer form.

Payment of principal and interest in respect of the certificated New Notes shall be payable at the office or agency of the Issuers in the City of New York which shall initially be at the corporate trust office of the Trustee, which is located at 101 Barclay Street, New York, New York 10286, provided that at the option of the Issuers with prior notice to the paying agent, payment may be made by wire transfer, direct deposit or check mailed to the address of the holder entitled thereto as such address appears in the note register.

The certificated New Notes, at the option of the holder thereof and subject to the restrictions contained in the New Notes and in the Indenture, may be exchanged or transferred, upon surrender for exchange or presentation for registration of transfer at the office of the Trustee. Any certificated New Note surrendered for exchange or presented for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Trustee, duly endorsed by the holder thereof or his attorney duly authorized in writing. New Notes issued upon such transfer will be executed by the Issuers and authenticated by the Trustee, registered in the name of the designated transferee or transferees and delivered at the office of the Trustee or mailed, at the request, risk and expense of, and to the address requested by, the designated transferee or transferees.

Guarantees

Each New Note will benefit from unconditional, full and irrevocable guarantees (the “Guarantees”) by Anheuser-Busch InBev SA/NV, as the Parent Guarantor and Brandbev S.à r.l., Brandbrew S.A., Cobrew NV, Anheuser-Busch InBev Finance Inc., as Subsidiary Guarantors (collectively referred to as the “Guarantors”), subject to certain customary release provisions. These Guarantees are set forth in our Indenture and are subject to certain limitations set forth below under “—Guarantee Limitations.”

Under the Guarantees, the Guarantors will guarantee to each holder the due and punctual payment of any principal, accrued and unpaid interest (and all Additional Amounts, as defined below, if any) due under the New Notes. Each Guarantor will also pay Additional Amounts (if any) in respect of payments under its Guarantee. The Guarantees will be the full, direct, unconditional, unsecured and unsubordinated general obligations of the Guarantors. The Guarantees will rank pari passu among themselves, without any preference of one over the other by reason of priority of date of issue or otherwise, and at least equally with all other unsecured and unsubordinated general obligations of the Guarantors from time to time outstanding.

Any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, in the event that (i) (for so long as any commitments remain outstanding under the 2010

Senior Facilities Agreement) at substantially the same time as its Guarantee of the Securities is terminated, the relevant Guarantor is, or has been, released from its guarantee of the 2010 Senior Facilities Agreement or is no longer a guarantor under the 2010 Senior Facilities Agreement (as defined in the Annual Report under the heading “Item 5. Operating and Financial Review—G. Liquidity and Capital Resources” and as it may be amended from time to time) or is no longer a guarantor under the 2010 Senior Facilities Agreement; and (ii) the aggregate amount of indebtedness for borrowed money for which the relevant Subsidiary Guarantor is an obligor (as a guarantor or borrower) does not exceed 10% of the consolidated gross assets of the Parent Guarantor as reflected in the balance sheet included in its most recent publicly released interim or annual consolidated financial statements. For purposes of this paragraph, the amount of a Subsidiary Guarantor’s indebtedness for borrowed money shall not include (A) any Securities issued by Anheuser-Busch InBev Worldwide Inc. or Anheuser-Busch InBev Finance Inc. under the January 2009 Indenture, the October 2009 Indenture, the January 2013 Indenture, the January 2016 Indenture, the December 2016 Indenture, the May 2017 Indenture or the April 2018 Indenture (as such terms are defined in the Indenture), (B) any other debt the terms of which permit the termination of the Subsidiary Guarantor’s guarantee of such debt under similar circumstances, as long as such Subsidiary Guarantor’s obligations in respect of such other debt are terminated at substantially the same time as its guarantee of the relevant series of Securities in respect of which its Subsidiary Guarantee is being terminated and (C) any debt that is being refinanced at substantially the same time that the Subsidiary Guarantee of the relevant series of Securities in respect of which its Subsidiary Guarantee is being terminated, provided that any obligations of the Subsidiary Guarantor in respect of the debt that is incurred in the refinancing shall be included in the calculation of the Subsidiary Guarantor’s indebtedness for borrowed money.

In addition, the Guarantees of Brandbrew S.A. and/or Brandbev S.à r.l., whose Guarantees are subject to certain limitations described below, will automatically and unconditionally be terminated, with respect to any or all series of the New Notes, in the event that AB InBev determines that under the rules, regulations or interpretations of the SEC such Guarantor would be required to include its financial statements in any registration statement filed with the SEC with respect to any series of notes or guarantees issued under the Indenture or in periodic reports filed with or furnished to the SEC (by reason of such limitations or otherwise). Furthermore, Brandbrew S.A. and/or Brandbev S.à r.l. will be entitled to amend or modify by execution of indentures supplemental to the Indenture the terms of its Guarantee or the limitations applicable to its Guarantee, as set forth below, in any respect reasonably deemed necessary by Brandbrew S.A. or Brandbev S.à r.l to meet the requirements of Rule 3-10 under Regulation S-X under the Securities Act (or any successor or similar regulation or exemption) in order for financial statements of such Subsidiary Guarantor not to be required to be included in any registration statement or in periodic reports filed with or furnished to the SEC.

Supplemental Information on Subsidiary Guarantors

Brandbrew S.A. and Brandbev S.à r.l., the Subsidiary Guarantors whose Guarantees are subject to limitations, as described below under “—Guarantee Limitations,” accounted in aggregate for less than 0.1% of the total consolidated EBITDA, as defined, of AB InBev for the year ended 31 December 2018 and approximately 1.5% of the total consolidated debt of AB InBev as of 31 December 2018.

Guarantee Limitations

Pursuant to restrictions imposed by Luxembourg law, notwithstanding anything to the contrary in the Guarantees to be provided by Brandbrew S.A. or Brandbev S.à r.l. (each, a “Luxembourg Guarantor”), for the purposes of any such Guarantees, the maximum aggregate liability of such Luxembourg Guarantor under its Guarantee (including any actual or contingent liabilities as a guarantor under the Other Guaranteed Facilities (as defined below)) shall not exceed an amount equal to the aggregate of (without double counting):

(1)	the aggregate amount of all moneys received by such Luxembourg Guarantor and its Subsidiaries as a borrower or issuer under the Other Guaranteed Facilities;

(2)	the aggregate amount of all outstanding intercompany loans made to such Luxembourg Guarantor and its Subsidiaries by other members of the AB InBev Group which have been directly or indirectly funded using the proceeds of borrowings under the New Notes issued under the Indenture and the Other Guaranteed Facilities; and

(3)	an amount equal to 100% of the greater of:

(a)

the sum of (x) such Luxembourg Guarantor’s own capital (capitaux propres) (as referred to by article 34 of the law dated 19 December 2002 on the commercial register and annual accounts, as amended (the “Luxembourg Law of 2002”) and as implemented by the Grand-Ducal regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account (the “Luxembourg Regulation”)) as reflected in such Luxembourg Guarantor’s then most recent annual accounts approved by the competent organ of such Luxembourg Guarantor (as audited by its statutory auditor (réviseur d’entreprises agréé), if required by law) at the date an enforcement is made under such Luxembourg Guarantor’s Guarantee and (y) any amounts owed by such Luxembourg Guarantor to any other member of the AB InBev Group which have not been funded, directly or indirectly, using the proceeds of borrowings under the Indenture or the Other Guaranteed Facilities (as defined below); and

(b)

the sum of (x) such Luxembourg Guarantor’s own capital (capitaux propres) (as referred to by article 34 of the Luxembourg Law of 2002 and as implemented by the Luxembourg Regulation) as reflected in its most recent annual accounts available as of the date of the Indenture and (y) any amounts owed by such Luxembourg Guarantor to any other member of the AB InBev Group which have not been funded, directly or indirectly, using the proceeds of borrowings under the Indenture or the Other Guaranteed Facilities.

For the avoidance of doubt, the limitation on the Guarantee provided by such Luxembourg Guarantor shall not apply to any Guarantee by it of any obligations owed by its Subsidiaries under the Other Guaranteed Facilities.

In addition, the obligations and liabilities of such Luxembourg Guarantor under its Guarantee and under any of the Other Guaranteed Facilities shall not include any obligation which, if incurred, would constitute a breach of the provisions on unlawful financial assistance as contained in article 430-19 or art.1500-7 (as applicable) of the Luxembourg Law on Commercial Companies dated 10 August 1915, as amended.

“Other Guaranteed Facilities” means: (1) any debt securities issued by Anheuser-Busch Companies under (a) the indenture dated 1 August 1995, between Anheuser-Busch Companies, LLC (formerly Anheuser-Busch Companies, Inc.) and The Bank of New York Mellon Trust Company, N.A. (as successor to Chemical Bank), as trustee, (b) the indenture, dated 1 July 2001, between Anheuser-Busch Companies, LLC (formerly Anheuser-Busch Companies, Inc.) and The Bank of New York Mellon Trust Company, N.A. (as successor to The Chase Manhattan Bank), as trustee and (c) the indenture, dated 1 October 2007, between Anheuser-Busch Companies, LLC (formerly Anheuser-Busch Companies, Inc.) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as trustee; (2) the 2010 Senior Facility Agreement (as defined in the Annual Report under the heading “Item 5. Operating and Financial Review—G. Liquidity and Capital Resources” and as it may be amended from time to time); (3) the 2015 Senior Facilities Agreement; (4) any debt securities issued or guaranteed by Brandbrew S.A., Brandbev S.à r.l. or the Parent Guarantor under the €15,000,000,000 Euro Medium Term Note Programme originally entered into on 16 January 2009, as the same may be amended from time to time; (5) the debt securities issued pursuant to the indentures dated 12 January 2009, and the indentures supplemental thereto, in each case between Anheuser-Busch InBev Worldwide Inc., as issuer, the Parent Guarantor, the subsidiary guarantors named therein and the Trustee; (6) the debt securities issued pursuant to the indentures dated 16 October 2009, 16 December 2016, 6 April 2017 and 4 April 2018 and the indentures supplemental thereto, in each case between Anheuser-Busch InBev Worldwide Inc., as issuer, the Parent Guarantor, the subsidiary guarantors named therein and the Trustee; (7) any debt securities guaranteed by Brandbrew S.A. or Brandbev S.à r.l. under the U.S. Commercial Paper Program of short-term notes due up to a maximum of 364 days from the date of issue issued by Anheuser-Busch InBev

Worldwide Inc. pursuant to dealer agreements, an issuing and paying agency agreement, the master note, guarantees and private placement memoranda, each dated on or around 6 June 2011, as amended and restated on or around 20 August 2014; (8) any debt securities issued pursuant to the indentures dated 17 January 2013, 25 January 2016 and 15 May 2017 and the indentures supplemental thereto, in each case between Anheuser-Busch InBev Finance Inc., as issuer, the Parent Guarantor, the subsidiary guarantors named therein and the Trustee; (9) any debt securities to be issued pursuant to the Indenture and the indentures supplemental thereto, in each case between Anheuser-Busch Companies, LLC, Anheuser-Busch InBev Worldwide Inc., as issuers, the Parent Guarantor, the subsidiary guarantors named therein and the Trustee; and (10) any refinancing (in whole or part) of any of the above items or for the same or a lower amount.

Ranking

The New Notes are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The New Notes are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Additional Amounts

To the extent that any Guarantor is required to make payments in respect of the New Notes, such Guarantor will make all payments in respect of the New Notes without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by way of withholding or deduction at source by or on behalf of any jurisdiction in which such Guarantor is incorporated, organized or otherwise tax resident or any political subdivision or any authority thereof or therein having power to tax (the “Relevant Taxing Jurisdiction”) unless such withholding or deduction is required by law. In such event, such Guarantor will pay to the holders such additional amounts (the “Additional Amounts”) as shall be necessary in order that the net amounts received by the holders, after such withholding or deduction, shall equal the respective amounts of principal and interest which would otherwise have been receivable in the absence of such withholding or deduction; except that no such Additional Amounts shall be payable on account of any taxes or duties which:

(a)

are payable by any person acting as custodian bank or collecting agent on behalf of a holder, or otherwise in any manner which does not constitute a deduction or withholding by any Guarantor from payment of principal or interest made by it;

(b)

are payable by reason of the holder or beneficial owner having, or having had, some personal or business connection with such Relevant Taxing Jurisdiction and not merely by reason of the fact that payments in respect of the New Notes or the Guarantees are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in the Relevant Taxing Jurisdiction;

(c)

are imposed or withheld by reason of the failure of the holder or beneficial owner to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the holder and beneficial owner or to make any valid or timely declaration or similar claim or satisfy any other reporting requirements relating to such matters, whether required or imposed by statute, treaty, regulation or administrative practice, as a precondition to exemption from, or a reduction in the rate of withholding or deduction of, such taxes;

(d)	consist of any estate, inheritance, gift, sales, excise, transfer, personal property or similar taxes;

(e)

are imposed on or with respect to any payment by the applicable Guarantors to the registered holder if such holder is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent that taxes would not have been imposed on such payment had such registered holder been the sole beneficial owner of such debt security;

(f)

are deducted or withheld pursuant to (i) any European Union directive or regulation concerning the taxation of interest income; (ii) any international treaty or understanding relating to such taxation and to which the Relevant Taxing Jurisdiction or the European Union is a party or (iii) any provision of law implementing, or complying with, or introduced to conform with, such directive, regulation, treaty or understanding;

(g)

are payable by reason of a change in law or practice that becomes effective more than 30 days after the relevant payment of principal or interest becomes due, or is duly provided for and written notice thereof is provided to the holders, whichever occurs later;

(h)

are payable because any New Notes were presented to a particular paying agent for payment if the New Notes could have been presented to another paying agent without any such withholding or deduction; or

(i)	are payable for any combination of (a) through (h) above.

References to principal or interest in respect of the New Notes shall be deemed to include any Additional Amounts, which may be payable as set forth in the Indenture.

In addition, any amounts to be paid by either Issuer or any Guarantor on the New Notes will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (“FATCA Withholding”). Neither any Guarantor nor either Issuer will be required to pay Additional Amounts on account of any FATCA Withholding.

The preceding covenant regarding Additional Amounts will not apply to any Guarantor at any time when such Guarantor is incorporated in a jurisdiction in the United States; provided, however, that such covenant will apply to either Issuer at any time when such Issuer is incorporated in a jurisdiction outside of the United States.

Governing Law

The Indenture, the New Notes and the Guarantees will be governed by and construed in accordance with the laws of the State of New York.

The Issuers and the Guarantors have irrevocably submitted to the non-exclusive jurisdiction of the courts of any U.S. state or federal court in the Borough of Manhattan in The City of New York, New York with respect to any legal suit, action or proceeding arising out of or based upon the Indenture, New Notes or Guarantees.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the Indenture. The trustee has two principal functions:

•

first, it can enforce a holder’s rights against us if we default on the New Notes. There are some limitations on the extent to which the trustee acts on a holder’s behalf, described under “—Events of Default”; and

•	second, the trustee performs administrative duties for us, such as sending the holder’s interest payments, transferring New Notes to a new buyer and sending notices to holders.

We and some of our subsidiaries maintain deposit accounts and conduct other banking transactions with the trustee and affiliates of the trustee in the ordinary course of our respective businesses. The address of The Bank of New York Mellon Trust Company, N.A. is 500 Ross Street, 12th Floor, Pittsburgh, PA 15262.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, the trustee may therefore be considered to have a conflicting interest with respect to the New Notes or the Indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the Indenture and we would be required to appoint a successor trustee.

Substitution of an Issuer; Consolidation, Merger and Sale of Assets

(i) Any Issuer or Guarantor, without the consent of the holders of any of the New Notes, may consolidate with or merge into, or sell, transfer, lease or convey all or substantially all of their respective assets to, any corporation or (ii) an Issuer may at any time substitute for itself either a Guarantor or any Affiliate (as defined below) of a Guarantor as principal debtor under the New Notes (a “Substitute Issuer”); provided that:

(a)

the Substitute Issuer or any other successor company shall expressly assume the applicable Issuer’s or Guarantor’s respective obligations under the New Notes or the Guarantees, as the case may be, and the Indenture, as applicable;

(b)	any successor company is organized under the laws of a member country of the Organization for Economic Co-Operation and Development;

(c)

the applicable Issuer is not in default of any payments due under the New Notes and immediately before and after giving effect to such consolidation, merger, sale, transfer, lease, conveyance or substitution, no Event of Default shall be continuing;

(d)	in the case of a Substitute Issuer:

(i)

the obligations of the Substitute Issuer arising under or in connection with the New Notes and the Indenture are fully, irrevocably and unconditionally guaranteed by the Guarantors (other than the Substitute Issuer, if applicable) on the same terms as existed immediately prior to such substitution under the Guarantees given by such Guarantors;

(ii)

the Parent Guarantor, the Issuers and the Substitute Issuer jointly and severally indemnify each holder for any income tax or other tax (if any) recognized by such holder solely as a result of the substitution of the Substitute Issuer (and not as a result of any transfer by such holder), provided, however, that such indemnification shall not apply to any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and shall not require the payment of Additional Amounts on account of any such withholding or deduction;

(iii)

each stock exchange on which the New Notes are listed, if any, shall have confirmed that, following the proposed substitution of the Substitute Issuer, such New Notes will continue to be listed on such stock exchange; and

(iv)

each rating agency that rates the New Notes, if any, shall have confirmed that, following the proposed substitution of the Substitute Issuer, such New Notes will continue to have the same or better rating as immediately prior to such substitution; and

(e)	written notice of such transaction shall be promptly provided to the holders.

For purposes of the foregoing, “Affiliate” shall mean, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.

Upon the effectiveness of any substitution, all of the foregoing provisions will apply mutatis mutandis, and references elsewhere herein to the Issuers or a Guarantor will, where the context so requires, be deemed to be or include references, to any successor company.

Modifications and Amendment

The Issuers, the Guarantors and the Trustee may execute agreements adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental agreement or modifying in any manner the rights of the holders under the New Notes and any other debt securities issued under the Indenture or the Guarantees only with the consent of the holders of not less than a majority in aggregate principal amount of the New Notes then outstanding under (irrespective of series) that would be affected by the proposed modification or amendment; provided that no such agreement shall (a) change the maturity of the principal of, or any installment of interest on, any New Note, or reduce the principal amount or the interest thereof, or extend the time of payment of any installment of interest thereon, or change the currency of payment of principal of, or interest on, any New Note, or change an Issuer’s or a Guarantor’s obligation to pay Additional Amounts, impair or affect the right of any holder to institute suit for the enforcement of any such payment on or after the due date thereof (or in the case of redemption on or after the redemption date) or change in any manner adverse to the interests of the holders the terms and provisions of the Guarantees in respect of the due and punctual payment of principal amount of the New Notes then outstanding plus accrued and unpaid interest (and all Additional Amounts, if any) without the consent of the holder of each New Note so affected; or (b) reduce the aforesaid percentage of the consent of the holders of which is required for any such agreement, without the consent of the holders of the affected series of the New Notes then outstanding. To the extent that any changes directly affect fewer than all the series of the New Notes, only the consent of the holders of New Notes of the relevant series (in the respective percentages set forth above) will be required.

The Issuers, the Guarantors and the Trustee may, without the consent of the Holders, from time to time execute agreements or amendments or enter into an indenture or indentures supplemental thereto (including in respect of one series of notes only) for one or more of the following purposes:

•	to convey, transfer, assign, mortgage or pledge any property or assets to the Trustee or another person as security for New Notes;

•

to evidence the succession of another person to any Issuers or any Guarantors, or successive successions, and the assumption by the successor person of the covenants of an Issuer or any of the Guarantors, pursuant to the Indenture;

•

to evidence and provide for the acceptance of appointment of a successor or successors to the Trustee in any of its capacities and to add to or change any of the provisions of the Indenture to facilitate the administration of the trusts created thereunder by more than one trustee;

•	to add to the covenants of the Issuers or the Guarantors, for the benefit of the holders of New Notes, or to surrender any rights or powers conferred on the Issuers or the Guarantors in the Indenture;

•	to add any additional events of default for the benefit of the holders of New Notes;

•

to add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination (A) shall neither (i) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of holders of the New Notes with respect to such provision or (B) shall become effective only when there are no New Notes outstanding;

•

to modify the restrictions on and procedures for resale and other transfers of the New Notes pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally;

•	to provide for the issues of securities in exchange for one or more series of outstanding debt securities;

•

to provide for the issuance and terms of any particular series of securities, the rights and obligations of the Guarantors and the holders of the securities of such series, the form or forms of the securities of such series and such other matters in connection therewith as the Issuers and the Guarantors shall consider appropriate, including, without limitation, provisions for (a) additional or different covenants, restrictions or conditions applicable to such series, (b) additional or different events of default in respect of such series, (c) a longer or shorter period of grace and/or notice in respect of any provision applicable to such series than is otherwise provided, (d) immediate enforcement of any event of default in respect of such series or (e) limitations upon the remedies available in respect of any events of default in respect of such series or upon the rights of the holders of securities of such series to waive any such event of default;

•

(a) to cure any ambiguity or to correct or supplement any provision contained in the Indenture, the New Notes or the Guarantees, or in any supplemental agreement, which may be defective or inconsistent with any other provision contained therein or in any supplemental agreement, (b) to eliminate any conflict between the terms hereof and the Trust Indenture Act or (c) to make such other provision in regard to matters or questions arising under the Indenture or under any supplemental agreement as the Issuers may deem necessary or desirable and which will not adversely affect the interests of the Holders to which such provision relates in any material respect;

•

to “reopen” the New Notes and create and issue additional debt securities having identical terms and conditions as the New Notes (or in all respects except for the issue date, issue price, first interest accrual date and first interest payment date) so that the additional notes are consolidated and form a single series with the outstanding New Notes;

•	to add any Subsidiary of the Parent Guarantor as a Guarantor with respect to the New Notes, subject to applicable regulatory or contractual limitations relating to such subsidiary’s Guarantee;

•	to provide for the release and termination of any Subsidiary Guarantor’s Guarantee in the circumstances described under “—Guarantees” above;

•	to provide for any amendment, modification or alteration of any Subsidiary Guarantor’s Guarantee and the limitations applicable thereto in the circumstances described under “—Guarantees” above; or

•	to make any other change that does not materially adversely affect the interests of the holders of the New Notes.

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the New Notes or request a waiver.

Discharge of Indentures

The Indenture provides that the Issuers and the Guarantors will be discharged from any and all obligations in respect of the Indenture (except for certain obligations to register the transfer of or exchange New Notes and any other debt securities issued thereunder, replace stolen, lost or mutilated New Notes and any other debt securities issued thereunder, make payments of principal and interest and maintain paying agencies) if:

•	the Issuers or the Guarantors have paid or caused to be paid in full the principal of and interest on all New Notes and any other debt securities outstanding thereunder;

•	the Issuers or the Guarantors shall have delivered to the Trustee for cancellation all New Notes and any other debt securities outstanding theretofore authenticated; or

•

all New Notes and any other debt securities issued thereunder not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable in accordance with their terms within one year or (iii) are to be, or have been, called for redemption as described under “—Optional Redemption of the New Notes” within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and, in any such case, the Issuers or Guarantors shall have irrevocably deposited with the Trustee as trust funds in irrevocable trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such New Notes and/or other debt securities, as applicable (a) cash in U.S. dollars in an amount, or (b) U.S. Government Obligations (as defined below) which through the payment of interest thereon and principal thereof in accordance with their terms will provide not later than the due date of any payment, cash in U.S. dollars in an amount or

(c) any combination of (a) and (b), sufficient to pay all the principal of, and interest (and Additional Amounts, if any) on, all such debt securities not theretofore delivered to the Trustee for cancellation on the dates such payments are due in accordance with the terms of the debt securities and all other amounts payable under the Indenture.

“U.S. Government Obligations” means securities which are (i) direct obligations of the U.S. government or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the U.S. government, the payment of which is unconditionally guaranteed by the U.S. government, which, in either case, are full faith and credit obligations of the U.S. government payable in U.S. dollars and are not callable or redeemable at the option of the issuer thereof.

Covenant Defeasance

The Indenture also provides that the Issuers and the Guarantors need not comply with certain covenants of such indenture (including those described under “—Limitation on Liens”), and the Guarantors shall be released from their obligations under the Guarantees, if:

•

the Issuers or the Guarantors irrevocably deposit with the Trustee as trust funds in irrevocable trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the New Notes, (i) cash in U.S. dollars in an amount, or (ii) U.S. government obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide not later than one day before the due date of any payment cash in U.S. dollars in an amount or (iii) any combination of (i) and (ii), sufficient to pay all the principal of, and interest on, the New Notes then outstanding on the dates such payments are due in accordance with the terms of the New Notes;

•	certain events of default, or events which with notice or lapse of time or both would become such an event of default, shall not have occurred and be continuing on the date of such deposit;

•

the Issuers, or the Guarantors, as the case may be, deliver to the Trustee an opinion of tax counsel of recognized standing with respect to U.S. federal income tax matters to the effect that the beneficial owners of the New Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would be the case if such Covenant Defeasance had not occurred;

•

the Issuers, or the Guarantors, as the case may be, deliver to the Trustee an opinion of tax counsel of recognized standing in its jurisdiction of incorporation to the effect that such deposit and related Covenant Defeasance will not cause the holders, other than holders who are or who are deemed to be residents of such jurisdiction of incorporation or use or hold or are deemed to use or hold their New Notes in carrying on a business in such jurisdiction of incorporation, to recognize income, gain or loss for income tax purposes in such jurisdiction of incorporation, and to the effect that payments out of the trust fund will be free and exempt from any and all withholding and other income taxes of whatever nature of such jurisdiction of incorporation or political subdivision thereof or therein having power to tax, except in the case of New Notes beneficially owned (i) by a person who is or is deemed to be a resident of such jurisdiction of incorporation or (ii) by a person who uses or holds or is deemed to use or hold such New Notes in carrying on a business in such jurisdiction of incorporation; and

•

the Issuers, or the Guarantors, as the case may be, deliver to the Trustee an officers’ certificate and an opinion of legal counsel of recognized standing, each stating that all conditions precedent provided for relating to such Covenant Defeasance have been complied with.

The effecting of these arrangements is also known as “Covenant Defeasance”.

Limitation on Liens

So long as any of the New Notes remain outstanding, the Parent Guarantor will not, nor will it permit any Restricted Subsidiary to, create, assume, guarantee or suffer to exist any mortgage, pledge, security interest or lien (an “Encumbrance”) on any of its Principal Plants or on any capital stock of any Restricted Subsidiary without effectively providing that the New Notes (together with, if the Parent Guarantor shall so determine, any other indebtedness of the Parent Guarantor then existing or thereafter created ranking equally with the New Notes and any other indebtedness of such Restricted Subsidiary then existing or thereafter created) shall be secured by the security for such secured indebtedness equally and ratably therewith, provided, however, the above limitation does not apply to:

(a)	purchase money liens, so long as such liens attach only to the assets so acquired and improvements thereon;

(b)

Encumbrances existing at the time of acquisition of property (including through merger or consolidation) or securing indebtedness the proceeds of which are used to pay or reimburse the Parent Guarantor or a Restricted Subsidiary for the cost of such property (provided such indebtedness is incurred within 180 days after such acquisition);

(c)	Encumbrances on property of a Restricted Subsidiary existing at the time it becomes a Restricted Subsidiary;

(d)

Encumbrances to secure the cost of development or construction of property, or improvements thereon, provided that the recourse of the creditors in respect of such indebtedness is limited to such property and improvements;

(e)	Encumbrances in connection with the acquisition or construction of Principal Plants or additions thereto financed by tax-exempt securities;

(f)	Encumbrances securing indebtedness owing to the Parent Guarantor or a Restricted Subsidiary by a Restricted Subsidiary;

(g)	Encumbrances existing at the date of the Indenture;

(h)

Encumbrances required in connection with state or local governmental programs which provide financial or tax benefits, provided the obligations secured are in lieu of or reduce an obligation that would have been secured by an Encumbrance permitted under the Indenture;

(i)	any Encumbrance arising by operation of law and not securing amounts more than ninety (90) days overdue or otherwise being contested in good faith;

(j)	judgment Encumbrances not giving rise to an event of default;

(k)

any Encumbrance incurred or deposits made in the ordinary course of business, including, but not limited to, (i) any mechanics’, materialmen’s, carriers’, workmen’s, vendors’ or other like Encumbrances, (ii) any Encumbrances securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security and (iii) any easements, rights-of-way, restrictions and other similar charges;

(l)

any Encumbrance upon specific items of inventory or other goods and proceeds of the Parent Guarantor or any Restricted Subsidiary securing the Parent Guarantor’s or any such Restricted Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m)

any Encumbrance incurred or deposits made securing the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of business;

(n)	any Encumbrance on any Principal Plant of the Parent Guarantor or any Restricted Subsidiary in favor of the Federal Government of the United States or the government of any State thereof, or the government of the United Kingdom, or any state in the European Union, or any instrumentality of any of them, securing the obligations of the Parent Guarantor or any Restricted Subsidiary pursuant to any contract or payments owed to such entity pursuant to applicable laws, rules, regulations or statutes;

(o)	any Encumbrance securing taxes or assessments or other applicable governmental charges or levies;

(p)

extensions, renewals or replacements of the Encumbrances referred to in clauses (a) through (o), provided that the amount of indebtedness secured by such extension, renewal or replacement shall not exceed the principal amount of indebtedness being extended, renewed or replaced, together with the amount of any premiums, fees, costs and expenses associated with such extension, renewal or replacement, nor shall the pledge, mortgage or lien be extended to any additional Principal Plant unless otherwise permitted under this covenant;

(q)	as permitted under the provisions described in the following two paragraphs herein; and

(r)	in connection with sale-leaseback transactions permitted under the Indenture.

Notwithstanding the provisions described in the immediately preceding paragraph, the Parent Guarantor or any Restricted Subsidiary may, without ratably securing the New Notes, create, assume, guarantee or suffer to exist any indebtedness which would otherwise be subject to such restrictions, and renew, extend or replace such indebtedness, provided that the aggregate amount of such indebtedness, when added to the fair market value of property transferred in certain sale and leaseback transactions permitted by the Indenture as described below under “Sale-Leaseback Financings” (computed without duplication of amount) does not at the time exceed 15% of Net Tangible Assets.

If the Parent Guarantor or any Restricted Subsidiary merges or consolidates with, or purchases all or substantially all of the assets of, another corporation, or the Parent Guarantor sells all or substantially all of its assets to another corporation, and if such other corporation has outstanding obligations secured by an Encumbrance which, by reason of an after-acquired property clause or similar provision, would extend to any Principal Plant owned by the Parent Guarantor or such Restricted Subsidiary immediately prior thereto, the Parent Guarantor or such Restricted Subsidiary, as the case may be, will in such event be deemed to have created an Encumbrance, within the prohibition of the covenant described above, unless (a) such merger or consolidation involving a Restricted Subsidiary constitutes a disposition by the Parent Guarantor of its interest in the Restricted Subsidiary or (b) (i) at or prior to the effective date of such merger, consolidation, sale or purchase, such Encumbrance shall be released of record or otherwise satisfied to the extent it would extend to such Principal Plant, (ii) prior thereto, the Parent Guarantor or such Restricted Subsidiary shall have created, as security for the New Notes (and, if the Parent Guarantor shall so determine, as security for any other indebtedness of the Parent Guarantor then existing or thereafter created ranking equally with the New Notes and any other indebtedness of such Restricted Subsidiary then existing or thereafter created), a valid Encumbrance which will rank equally and ratably with the Encumbrances of such other corporation on such Principal Plant of the Parent Guarantor or such Restricted Subsidiary, as the case may be, or (iii) such Encumbrance is otherwise permitted or complies with the covenant described above.

In each instance referred to in the preceding paragraphs where the Parent Guarantor is obligated to provide security for the New Notes (except, for certain issues of indebtedness, in the case of transactions relating to stock of a Restricted Subsidiary), the Parent Guarantor would be required to provide comparable security for other outstanding indebtedness under the Indenture and other agreements relating thereto.

Sale-Leaseback Transactions Relating to Principal Plants

(a)

Except to the extent permitted under paragraph (c) below, and except for any transaction involving a lease for a temporary period, not to exceed three years, by the end of which it is intended that the use of the leased property by the Parent Guarantor or any Restricted Subsidiary will be discontinued and except for any transaction with a state or local authority that is required in connection with any program, law, statute or regulation that provides financial or tax benefits not available without such transaction, the Parent Guarantor shall not sell any Principal Plant as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property and the Parent Guarantor will not permit any Restricted Subsidiary to sell to anyone other than the Parent Guarantor or a Restricted Subsidiary any Principal Plant as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property unless:

(i)

the net proceeds of such sale (including any purchase money mortgages received in connection with such sale) are at least equal to the fair market value (as determined by an officer of the Parent Guarantor) of such property; and

(ii)

subject to paragraph (d) below, the Parent Guarantor shall, within 120 days after the transfer of title to such property (or, if the Parent Guarantor holds the net proceeds described below in cash or cash equivalents, within two years)

(A)

purchase, and surrender to the Trustee for retirement as provided in this covenant, a principal amount of New Notes equal to the net proceeds derived from such sale (including the amount of any such purchase money mortgages), or

(B)	repay other pari passu indebtedness of the Parent Guarantor or any Restricted Subsidiary in an amount equal to such net proceeds, or

(C)	expend an amount equal to such net proceeds for the expansion, construction or acquisition of a Principal Plant, or

(D)	effect a combination of such purchases, repayments and plant expenditures in an amount equal to such net proceeds.

(b)	At or prior to the date 120 days after a transfer of title to a Principal Plant which shall be subject to the requirements of this covenant, the Parent Guarantor shall furnish to the Trustee:

(i)	an Officers’ Certificate stating that paragraph (a) of this covenant has been complied with and setting forth in detail the manner of such compliance, which certificate shall contain information as to

(A)

the amount of New Notes theretofore redeemed and the amount of debt securities theretofore purchased by the Parent Guarantor and cancelled by the Trustee and the amount of New Notes purchased by the Parent Guarantor and then being surrendered to the Trustee for cancellation,

(B)	the amount thereof previously credited under paragraph (d) below,

(C)	the amount thereof which it then elects to have credited on its obligation under paragraph (d) below and

(D)

any amount of other indebtedness which the Parent Guarantor has repaid or will repay and of the expenditures which the Parent Guarantor has made or will make in compliance with its obligation under paragraph (a), and

(ii)	a deposit with the Trustee for cancellation of the New Notes then being surrendered as set forth in such certificate.

(c)

Notwithstanding the restriction of paragraph (a) above, the Parent Guarantor and any one or more Restricted Subsidiaries may transfer property in sale-leaseback transactions which would otherwise be subject to such restriction if the aggregate amount of the fair market value of the property so transferred and not reacquired at such time, when added to the aggregate principal amount of indebtedness for borrowed money permitted by the last paragraph of the covenant described under “—Limitation on Liens” which shall be outstanding at the time (computed without duplication of the value of property transferred as provided in this paragraph (c)), does not at the time exceed 15% of Net Tangible Assets.

(d)

The Parent Guarantor, at its option, shall be entitled to a credit, in respect of its obligation to purchase and retire New Notes under this covenant, for the principal amount of any New Notes deposited with the Trustee for the purpose and also for the principal amount of (i) any New Notes theretofore redeemed at the option of the Parent Guarantor and (ii) any New Notes previously purchased by the Parent Guarantor and cancelled by the Trustee, and in each case not theretofore applied as a credit under this paragraph (d) or as part of a sinking fund arrangement for the New Notes.

(e)

For purposes of this covenant, the amount or the principal amount of New Notes which are issued with original issue discount shall be the principal amount of such New Notes that on the date of the purchase or redemption of such New Notes referred to in this covenant could be declared to be due and payable pursuant to the Indenture.

Events of Default

The occurrence and continuance of one or more of the following events will constitute an “Event of Default” under the Indenture and under the New Notes:

(a)

payment default—(i) the Issuers or a Guarantor fails to pay interest within 30 days from the relevant due date, or (ii) the Issuers or a Guarantor fails to pay the principal (or premium, if any) due on the New Notes at maturity; provided that to the extent any such failure to pay principal or premium is caused by a technical or administrative error, delay in processing payments or events beyond the control of the Issuers or Guarantors, no Event of Default shall occur for three days following such failure to pay; provided further that, in the case of a redemption payment, no Event of Default shall occur for 30 days following a failure to make such payment;

(b)

breach of other material obligations—the Issuers or a Guarantor defaults in the performance or observance of any of their other material obligations under or in respect of the New Notes or the Indenture and such default remains unremedied for 90 days after a written notice has been given to the Issuers and the Parent Guarantor by the Trustee or to the Issuers, the Parent Guarantor and the Trustee by the holders of at least 25% in principal amount of the outstanding New Notes of the applicable series affected thereby, specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the New Notes;

(c)

cross-acceleration—any obligation for the payment or repayment of borrowed money having an aggregate outstanding principal amount of at least €100,000,000 (or its equivalent in any other currency) of the Issuers or a Guarantor becomes due and payable prior to its stated maturity by reason of a default and is not paid within 30 days;

(d)

bankruptcy or insolvency—a court of competent jurisdiction commences bankruptcy or other insolvency proceedings against the Issuers, the Parent Guarantor or a Guarantor that is a Significant Subsidiary under the applicable laws of their respective jurisdictions of incorporation, or the Issuers, the Parent Guarantor or a Guarantor that is a Significant Subsidiary applies for or institutes such proceedings or offers or makes an assignment for the benefit of its creditors generally, or a third party institutes bankruptcy or insolvency proceedings against the Issuers, the Parent Guarantor or a Guarantor that is a Significant Subsidiary and such proceedings are not discharged or stayed within 90 days;

(e)

impossibility due to government action—any governmental order, decree or enactment shall be made in or by Belgium or the jurisdiction of incorporation of a Guarantor that is a Significant Subsidiary whereby the Issuers, the Parent Guarantor, or such Guarantor that is a Significant Subsidiary is prevented from observing and performing in full its obligations as set forth in the terms and conditions of the New Notes and the Guarantees, respectively, and this situation is not cured within 90 days; or

(f)

invalidity of the Guarantees—the Guarantees provided by the Parent Guarantor or a Guarantor that is a Significant Subsidiary cease to be valid and legally binding for any reason whatsoever or the Parent

Guarantor or a Guarantor that is a Significant Subsidiary seeks to deny or disaffirm its obligations under the Guarantee.

If an Event of Default occurs and is continuing with respect to the Notes, then, unless the principal of all of the New Notes shall already have become due and payable (in which case no action is required for the acceleration of the New Notes), the holders of not less than 25% in aggregate principal amount of New Notes then outstanding, by written notice to the Issuers, the Parent Guarantor and the Trustee as provided in the Indenture, may declare the entire principal of all the New Notes of such series, and the interest accrued thereon, to be due and payable immediately, provided, however, that if an Event of Default specified in paragraph (d) above with respect to the New Notes at the time outstanding occurs, the principal amount of that series shall automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the New Notes then outstanding may, by written notice to the Issuers and the Trustee as provided in the Indenture, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from costs, expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding New Notes may direct the time, method and place of conducting any proceeding seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action under the Indenture, so long as such direction would not involve the Trustee in personal liability.

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

•	The Trustee must be given written notice that an event of default has occurred and remains uncured.

•

The holders of not less than 25% in principal amount of all outstanding New Notes of the relevant series must make a written request that the Trustee institute proceedings because of the default, and must offer indemnity and/or security satisfactory to the Trustee against the costs, expenses and liabilities of taking such request.

•	The Trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of the majority in principal amount of the outstanding New Notes of that series.

•	However, you are entitled at any time to bring a lawsuit for the payment of money due on your security on or after its due date.

We will furnish to the Trustee every year a written statement of certain of our officers and directors, certifying that, to their knowledge, we are in compliance with the Indenture and the Notes, or else specifying any default.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and to make or cancel a declaration of acceleration.

Certain Definitions and Other Terms for the New Notes

“Calculation Agent” means The Bank of New York Mellon Trust Company, N.A.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker (as defined below) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable fixed rate New Note.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of five Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Barclays Capital Inc., Deutsche Bank Securities Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated, as specified by us, or if all of these firms are unwilling or unable to serve in that capacity, an independent investment banking institution of national standing in the United States appointed by us.

“Reference Treasury Dealer” means (i) Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the City of New York (a “Primary Treasury Dealer”), the Issuers will substitute therefor another Primary Treasury Dealer and (ii) any three other Primary Treasury Dealers selected by the Issuers after consultation with an Independent Investment Banker.

“Net Tangible Assets” means the total assets of the Parent Guarantor and its Restricted Subsidiaries (including, with respect to the Parent Guarantor, its net investment in subsidiaries that are not Restricted Subsidiaries) after deducting therefrom (a) all current liabilities (excluding any thereof constituting debt by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles, all as computed by the Parent Guarantor in accordance with generally accepted accounting principles applied by the Parent Guarantor as of a date within 90 days of the date as of which the determination is being made; provided, that any items constituting deferred income taxes, deferred investment tax credit or other similar items shall not be taken into account as a liability or as a deduction from or adjustment to total assets.

“Principal Plant” means (a) any brewery, or any manufacturing, processing or packaging plant, now owned or hereafter acquired by the Parent Guarantor or any Subsidiary, but shall not include (i) any brewery or manufacturing, processing or packaging plant which the Parent Guarantor shall by board resolution have determined is not of material importance to the total business conducted by the Parent Guarantor and its Subsidiaries, (ii) any plant which the Parent Guarantor shall by board resolution have determined is used primarily for transportation, marketing or warehousing (any such determination to be effective as of the date specified in the applicable board resolution) or (iii) at the option of the Parent Guarantor, any plant that (A) does not constitute part of the brewing operations of the Parent Guarantor and its Subsidiaries and (B) has a net book value, as reflected on the balance sheet contained in the Parent Guarantor’s financial statements of not more than $100,000,000, and (b) any other facility owned by the Parent Guarantor or any of its Subsidiaries that the Parent Guarantor shall, by board resolution, designate as a Principal Plant. Following any determination, designation or election referred to herein that a brewery or plant shall not be included as a Principal Plant, the Parent Guarantor may, at its option, by board resolution, elect that such facility subsequently be included as a Principal Plant.

“Redemption Date,” when used with respect to any New Note to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Restricted Subsidiary” means (a) any Subsidiary which owns or operates a Principal Plant, (b) any other subsidiary which the Parent Guarantor, by board resolution, shall elect to be treated as a Restricted Subsidiary, until such time as the Parent Guarantor may, by further board resolution, elect that such Subsidiary shall no longer be a Restricted Subsidiary, successive such elections being permitted without restriction, and (c) the Issuers and the Subsidiary Guarantors; provided that each of Companhia de Bebidas das Américas—AmBev and Grupo Modelo S.A.B. de C.V. shall not be “Restricted Subsidiaries” until and unless the Parent Guarantor owns, directly or indirectly, 100% of the equity interests in such company. Any such election will be effective as of the date specified in the applicable board resolution.

“Significant Subsidiary” means any Subsidiary (i) the consolidated revenue of which represents 10% of more of the consolidated revenue of the Parent Guarantor, (ii) the consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of which represents 10% or more of the consolidated EBITDA of the Parent Guarantor or (iii) the consolidated gross assets of which represent 10% or more of the consolidated gross assets of the Parent Guarantor, in each case as reflected in the most recent annual audited financial statements of the Parent Guarantor, provided that (A) in the case of a Subsidiary acquired by the Parent Guarantor during or after the financial year shown in the most recent annual audited financial statements of the Parent Guarantor, such calculation shall be made on the basis of the contribution of the Subsidiary considered on a pro-forma basis as if it had been acquired at the beginning of the relevant period, with the pro-forma calculation (including any adjustments) being made by the Parent Guarantor acting in good faith and (B) EBITDA is calculated by the Parent Guarantor substantially in the same manner as EBITDA, as defined, is calculated for the amounts shown in “Item 5. Operating and Financial Review—E. Results of Operations” in the Annual Report incorporated in this prospectus.

“Subsidiary” means any corporation of which more than 50% of the issued and outstanding stock entitled to vote for the election of directors (otherwise than by reason of default in dividends) is at the time owned directly or indirectly by the Parent Guarantor or a Subsidiary or Subsidiaries or by the Parent Guarantor and a Subsidiary or Subsidiaries.

“Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. treasury securities adjusted to constant maturity under the caption “Treasury constant maturities—Nominal,” for the maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Fixed Rate Notes, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the Exchange Offers. It applies to you only if you tender your Old Notes for New Notes in this offering. This section is based on the Code, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect and subject to change, possibly with retroactive effect.

YOU SHOULD CONSULT WITH YOUR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Exchange of the Old Notes for New Notes

The exchange of the Old Notes for New Notes identical in all material respects and registered under the Securities Act pursuant to the Exchange Offer will not constitute a taxable exchange. As a result, (1) a holder will not recognize a taxable gain or loss as a result of exchanging such holder’s Old Notes; (2) the holding period of the New Notes received will include the holding period of the Old Notes exchanged therefor; and (3) the adjusted tax basis and adjusted issue price of the New Notes received will be the same as the adjusted tax basis and the adjusted issue price of the Old Notes exchanged therefor immediately before such exchange.

Tax Consequences to Holders Who Do Not Participate in the Exchange Offer

If you do not exchange your Old Notes for New Notes, the Exchange Offer will not be a taxable event with respect to you and you will be subject to U.S. federal income tax on the Old Notes in the same manner, at the same time and in the same amount as before the Exchange Offer.

NOTICES TO CERTAIN NON-U.S. HOLDERS

General

No action has been or will be taken in any jurisdiction that would permit a public offering of the New Notes or the possession, circulation or distribution of this prospectus or any material relating to us, the Old Notes or the New Notes in any jurisdiction where action for that purpose is required. Accordingly, the New Notes offered in the Exchange Offers may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Exchange Offers may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

This prospectus does not constitute an offer to buy or sell or a solicitation of an offer to buy or sell either Old Notes or New Notes in any jurisdiction in which, or to or from any person to or from whom it is unlawful to make such offer or solicitation under applicable securities laws or otherwise. The distribution of this prospectus in certain jurisdictions (including, but not limited to, Canada, the European Economic Area (including, without limitation, Belgium, France, Italy and the United Kingdom) and Hong Kong) may be restricted by law. Persons into whose possession this prospectus comes are required by us and the Exchange Agent to inform themselves about, and to observe, any such restrictions.

Belgium

Neither this prospectus nor any other documents or materials relating to the Exchange Offers have been submitted to or will be submitted for approval or recognition to the Belgian Financial Services and Markets Authority and, accordingly, the Exchange Offers may not be made in Belgium by way of a public offering, as defined in Articles 3 and 6 of the Belgian Law of 1 April 2007 on public takeover bids (the “Belgian Takeover Law”) or as defined in Article 3 of the Belgian Law of 16 June 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets (the “Belgian Prospectus Law”), both as amended or replaced from time to time. Accordingly, the Exchange Offers may not be advertised and the Exchange Offers will not be extended, and neither this prospectus nor any other documents or materials relating to the Exchange Offers (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium other than (i) to persons which are “qualified investors” in the sense of Article 10 of the Belgian Prospectus Law, acting on their own account or (ii) in any other circumstances set out in Article 6, Section 4 of the Belgian Takeover Law and Article 3, Section 4 of the Belgian Prospectus Law. This prospectus has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Exchange Offers. Accordingly, the information contained in this prospectus may not be used for any other purpose or disclosed to any other person in Belgium.

European Economic Area

The New Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the New Notes to be offered so as to enable an investor to decide to purchase or subscribe the New Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of MiFID II; or (b) a customer, within the meaning of the Insurance Mediation Directive where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by the PRIIPs Regulation for offering or selling the New Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the New Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus is not a prospectus for purposes of the Prospectus Directive. This prospectus has been prepared on the basis that each Exchange Offer in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus.

France

The Exchange Offers are not being made, directly or indirectly, to the public in the Republic of France. Neither this prospectus nor any other documents or materials relating to the Exchange Offers have been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés) other than individuals, in each case acting on their own account and all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 of the French Code Monétaire et Financier, are eligible to participate in the Exchange Offers. This prospectus and any other document or material relating to the Exchange Offers have not been and will not be submitted for clearance to nor approved by the Autorité des marchés financiers.

Italy

None of the Exchange Offers, this prospectus or any other documents or materials relating to the Exchange Offers or the New Notes have been or will be submitted to the clearance procedure of CONSOB.

The Exchange Offers are being carried out in the Republic of Italy as exempted offers pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and article 35-bis, paragraph 3 and 4, of CONSOB Regulation No. 11971 of 14 May 1999, as amended, as the case may be.

Noteholders or beneficial owners of the Old Notes can offer to exchange the notes pursuant to the Exchange Offers through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Old Notes, the New Notes, the Exchange Offers or this prospectus.

United Kingdom

Neither the communication of this prospectus nor any other offering material relating to the Exchange Offers is being made, and this prospectus has not been approved, by an authorized person for the purposes of Section 21 of the FSMA. Accordingly, this prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Order, (iii) high net worth entities, and other persons to whom this prospectus may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (iv) persons who are within Article 43(2) (all such persons together being referred to for purposes of this paragraph as “relevant persons”). The New Notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents and may not participate in the Exchange Offers.

Canada

The Exchange Offers are being made to only to residents of Canada each of whom is a “permitted client” as defined in National Instrument 31-103, is resident in one of the provinces and has received the Canadian wrapper to this prospectus. Any person who is a resident of Canada who is not a permitted client should not act or rely on this prospectus or any of its contents and may not participate in the Exchange Offers.

Hong Kong

The New Notes may not be offered by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the New Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to New Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus is strictly confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by you to any other person in Hong Kong or used for any purpose in Hong Kong other than in connection with your consideration of the Exchange Offers.

VALIDITY OF NOTES

The validity of the New Notes under New York law will be passed upon for AB InBev by Sullivan & Cromwell LLP. The validity of the New Notes under Belgian law may be passed upon by Clifford Chance LLP. Sullivan & Cromwell LLP may rely on the opinion of Clifford Chance LLP as to all matters of Belgian law and Luxembourg law and Clifford Chance LLP may rely on the opinion of Sullivan & Cromwell LLP as to all matters of New York law. Sullivan & Cromwell LLP and Clifford Chance LLP from time to time perform legal services for AB InBev.

EXPERTS

The financial statements of AB InBev as of 31 December 2018 and 2017 and for the years ended 31 December 2018, 2017 and 2016, incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended 31 December 2018, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte Bedrijfsrevisoren/Réviseurs d’Entreprises CVBA/SCRL, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Consent to the inclusion in this prospectus of such reports by Deloitte Bedrijfsrevisoren/Réviseurs d’Entreprises CVBA/SCRL has been filed as Exhibit 23.1 to this Form F-4.

ANHEUSER-BUSCH COMPANIES, LLC

ANHEUSER-BUSCH INBEV WORLDWIDE INC.

Offers to Exchange

$9,542,514,000 principal amount of 4.900% Notes due 2046

$5,385,495,000 principal amount of 4.700% Notes due 2036

$8,555,163,000 principal amount of 3.650% Notes due 2026

which have been registered under the Securities Act of 1933

For Any and All Outstanding Unregistered

$9,542,514,000 principal amount of 4.900% Notes due 2046

$5,385,495,000 principal amount of 4.700% Notes due 2036

$8,555,163,000 principal amount of 3.650% Notes due 2026

PROSPECTUS

The exchange agent and information agent for the Exchange Offers for the Old Notes is:

Global Bondholder Services

Corporation

By Facsimile (Eligible Institutions Only):
+1 (212) 430-3775 or +1 (212) 430-3779

By Mail or Hand:
65 Broadway—Suite 404
New York, New York 10006

Banks and Brokers Call Collect: +1 (212) 430-3774

All Others, Please Call Toll-Free: +1 (866) 470-3900

By E-mail:

contact@gbsc-usa.com

Questions and requests for assistance related to the Exchange Offers or for additional copies of this prospectus may be directed to the Information Agent at the telephone number and address set forth above.